SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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VALASSIS COMMUNICATIONS, INC.

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VALASSIS COMMUNICATIONS, INC.

19975 VICTOR PARKWAY

LIVONIA, MI 48152

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

TO BE HELD APRIL 23, 2009

It is my pleasure to invite you to this year’s annual meeting of stockholders of Valassis Communications, Inc., which will be held at Valassis Corporate Headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on the 23rd day of April, 2009, at 9:00 a.m. (Eastern Daylight Time). The purpose of the annual meeting is to:

(1)	elect nine directors to our Board of Directors to hold office until our next annual meeting of stockholders or until their respective successors are duly elected and qualified;

(2)	approve a proposed exchange program under which our employees would be permitted to surrender outstanding stock options in exchange for new stock options covering fewer shares, with an exercise price equal to the fair market value of our common stock on the grant date and new vesting requirements;

(3)	ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009;

(4)	approve any adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the foregoing proposals if there are not sufficient votes for those proposals; and

(5)	consider any other appropriate matters as may properly come before the annual meeting.

Our Board of Directors has fixed the close of business on February 27, 2009 as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting. Each share of our common stock is entitled to one vote on all matters presented at the annual meeting.

ALL HOLDERS OF OUR COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE OR VOTE BY TELEPHONE OR ON THE INTERNET ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS’ MEETING TO BE HELD ON APRIL 23, 2009:

The proxy statement and our 2008 annual report are available on our Web site at www.valassis.com under “Investor Relations/SEC Filings” (with respect to the proxy statement) or “Investor Relations/Annual Reports” (with respect to the 2008 annual report).

By Order of the Board of Directors,

TODD WISELEY
Secretary

March [    ], 2009

i

ii

VALASSIS COMMUNICATIONS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 23, 2009

INTRODUCTION

This proxy statement is being furnished to stockholders of record of Valassis Communications, Inc. (“Valassis,” the “Company,” “we,” “us” or “our”) as of February 27, 2009 in connection with the solicitation by our Board of Directors of proxies for the 2009 annual meeting of stockholders to be held at Valassis Corporate Headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on April 23, 2009 at 9:00 a.m. (Eastern Daylight Time), or at any and all adjournments thereof, for the purposes stated in the notice of annual meeting. The approximate date of mailing of this proxy statement and the enclosed form of proxy is March [     ], 2009.

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the election of directors, the approval of a stock option exchange program and the ratification of our independent auditors. Stockholders may also be asked to vote on one or more adjournments of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the foregoing proposals if there are not sufficient votes for those proposals.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on February 27, 2009 are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or at any postponements or adjournments of the meeting. The Company will post all of the voting results on its Web site at www.valassis.com within 14 calendar days following the annual meeting.

What are the voting rights of the holders of our common stock?

Each share of our common stock, par value $.01 per share, outstanding on February 27, 2009 will be entitled to one vote on each matter considered at the annual meeting.

Who can attend the annual meeting?

All stockholders of our common stock as of February 27, 2009, or their duly appointed proxies, may attend the annual meeting, and each may be accompanied by one guest. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of February 27, 2009 and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock, issued and outstanding as of February 27, 2009, will constitute a quorum. As of February 27, 2009, we had 48,087,091 shares of our common stock outstanding. Therefore, the presence of the holders of our common stock representing at least 24,043,546 votes will be required to establish a quorum.

What is broker “discretionary” voting?

Under the rules of the New York Stock Exchange, or the NYSE, if you hold your shares through a broker, your broker is permitted to vote your shares on proposals 1, 3 and 4 (election of directors, ratification of our independent registered public accounting firm and any adjournment of the annual meeting) in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker. Under the NYSE rules, your broker does not have discretionary authority to vote on proposal 2 (approval of the option exchange program), so it is very important that you instruct your broker how to vote on this proposal. A broker non-vote occurs where your broker has not received instructions from you as to how to vote your shares on a proposal and does not have discretionary authority to vote on the proposal.

How do I vote?

By Mail

Be sure to complete, sign and date the proxy card and return it to us in the prepaid envelope. If you are a stockholder and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

By Telephone or on the Internet

Our telephone and Internet voting procedures for stockholders are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call.

The Web site for Internet voting is www.cesvote.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders will be available 24 hours a day, 7 days a week. If you vote by telephone or on the Internet, you do not have to return your proxy card.

In Person at the Annual Meeting

All stockholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Our Board of Directors has appointed National City Bank, our transfer agent and registrar, to serve as our Inspector of Election and tabulate and certify the votes at the annual meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date or by voting another proxy by telephone or on the Internet at a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are our Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

•	for election of the nominated slate of directors (see Item 1);

•	for approval of the stock option exchange program (see Item 2);

•	for ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year ending December 31, 2009 (see Item 3); and

•

for approval of any adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the foregoing proposals if there are not sufficient votes for those proposals (see Item 4).

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors (Proposal 1). On February 28, 2008, our Board of Directors approved an amendment to our amended and restated by-laws to change the vote standard for the election of directors from a plurality of votes cast to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections the vote standard will continue to be a plurality of votes cast. In addition, our Board of Directors approved an amendment to our amended and restated by-laws to provide that director nominees proposed by stockholders must deliver a statement that, if elected, they agree to tender an irrevocable resignation, promptly upon failure to receive the required vote in a subsequent election, in accordance with our Corporate Governance Guidelines that are applicable to all director nominees.

Abstentions are not counted as votes “for” or “against” this proposal.

Majority vote policy. Our Corporate Governance Guidelines, which can be found on our Web site at www.valassis.com, sets forth our procedures if a director nominee does not receive the required vote for election or re-election. In an uncontested election, any nominee for director who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. Our Corporate Governance/Nominating Committee is required to make recommendations to our Board of Directors with respect to any such resignation. Our Board of Directors is required to take action with respect to this recommendation and disclose its decision regarding whether to accept or reject the director’s resignation offer. Full details of this policy are set forth in our Corporate Governance Guidelines and under “Item 1 – Election of Directors.”

Other items.

Proposal 2. Because we are a NYSE listed company, the approval of the option exchange program requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of the voting power of the total outstanding shares of stock, which is referred to as the “outstanding votes.” Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast, but count as outstanding votes. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which is referred to as the “NYSE votes cast,” must be greater than 50% of the total outstanding votes. Further, the number of votes “for” the proposal must be greater than 50% of the NYSE votes cast. Thus, abstentions have the same effect as a vote against the proposal. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Thus, broker non-votes could impair our ability to satisfy the requirement that the NYSE votes cast represent over 50% of the outstanding votes.

Proposal 3 and Proposal 4. The affirmative vote of the holders of a majority of the votes cast will be required for approval, meaning the votes cast “for” must exceed the votes cast “against.” Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals. Therefore, a “broker non-vote” will have no effect in determining whether proposals 3 or 4 have been approved by the stockholders.

DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors presently is comprised of nine directors. Directors who are elected at the 2009 annual meeting, and any directors who are elected after the meeting to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

ELECTION OF DIRECTORS (PROPOSAL 1)

Set forth below is certain information with respect to each of our nominees for the office of director and each of our other executive officers. Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following nine nominees: Joseph B. Anderson, Jr., Patrick F. Brennan, Kenneth V. Darish, Dr. Walter H. Ku, Robert L. Recchia, Marcella A. Sampson, Alan F. Schultz, Wallace S. Snyder and Ambassador Faith Whittlesey. All of the nominees are currently serving as directors. Each nominee for director has consented to serve on our Board of Directors and will be elected by a majority of the votes cast, which means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will continue to be a plurality of votes cast.

In accordance with our Corporate Governance Guidelines, our Board of Directors will nominate for election or re-election as a director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by our Board of Directors. In addition, our Board of Directors will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to our Board of Directors.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Corporate Governance/Nominating Committee will act to determine whether to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors, and our Board of Directors will act on our Corporate Governance/Nominating Committee’s recommendation. Our Corporate Governance/Nominating Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Thereafter, our Board of Directors will promptly disclose its decision regarding whether to accept the director’s resignation offer.

Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Guidelines shall not participate in our Corporate Governance/Nominating Committee recommendation or Board of Directors action regarding whether to accept the resignation offer. If each member of our Corporate Governance/Nominating Committee fails to receive the required vote in favor of his or her election in the same election, then those independent directors who did receive the required vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Directors

Joseph B. Anderson, Jr., 66, has served as our director since July 2006. Mr. Anderson serves as the Chairman and Chief Executive Officer of TAG Holdings, LLC, the parent company of a diverse range of businesses in the United States, Korea and China, including the manufacture of automotive parts, plumbing products and assembly and supply chain management services. Prior to joining TAG Holdings, Mr. Anderson was the Chairman and Chief Executive Officer of Chivas Industries, LLC, a manufacturer of products for the automotive industry, from 1994 until 2002. Mr. Anderson began his business career with General Motors in 1979 and in 1990 was appointed as General Director of a GM business. Mr. Anderson currently also serves on the boards of Rite Aid Corporation, Quaker Chemical Corporation, ArvinMeritor, Inc. and Sierra Pacific Resources. Mr. Anderson’s professional and civic affiliations include director of the Original Equipment Suppliers Association, director of the Society of Automotive Engineers Foundation and executive committee member of the National Association of Black Automotive Suppliers.

Patrick F. Brennan, 77, has served as our director since August 1998. After serving for 33 years in the paper industry, he retired in December 1996 as the President and Chief Executive Officer of Consolidated Papers, Inc. (“CPI”), where under his leadership CPI was one of the nation’s leading paper companies. Until November 2001, Mr. Brennan served as a member of the Board of Directors of Northland Cranberries, Inc., a juice manufacturing company.

Kenneth V. Darish, 50, has served as our director since June 2001. Since September 2001, he has been the Director of Business Operations of BBDO Detroit, a subsidiary of Omnicom, providing operational consulting services to the Creative Director. Since February 2005, he has also served as the Chief Financial Officer of BBDO Windsor, Ontario. From September 1984 until July 2001, Mr. Darish served as the Chief Financial Officer and Senior Vice President of FCB Advertising-Detroit, a subsidiary of Interpublic Group of Companies. Mr. Darish is a certified public accountant.

Dr. Walter H. Ku, Ph.D., 73, has served as our director since February 2003. Dr. Ku is an internationally known scientist in the fields of electronic circuits and systems, chip and integrated circuit (IC) designs, and wireless communications systems. He is professor emeritus of electrical and computer engineering at the University of California, San Diego, La Jolla, CA, and is the founding Director of the National Science Foundation Industry/University Cooperative Research Center on Ultra High-Speed Integrated Circuits and Systems (ICAS). His extensive consulting activities and internationally recognized expertise have assisted businesses with developing high-level international relationships and opportunities. He was a full professor at Cornell University and the first occupant of the Naval Electronic Systems Command Research Chair Professorship at the Naval Post-Graduate School, Monterey, CA. Dr. Ku also consults and teaches in China and Taiwan. He is a visiting professor at the Tsinghua University, Beijing, China and Shanghai Jiaotong University, Shanghai, China. He is also an Honorary Professor at the National Chiao Tung University, Hsinchu, Taiwan, Republic of China. He has been a consultant to State Council’s State Development and Reform Commission (SDRC). Over the years, he has been a consultant to the Department of Defense (Defense Advanced Research Laboratory and Naval Research Laboratory), TRW Electronic Systems Group, Rockwell Science Center, Qualcomm, Nokia, and AtBox Technology.

Robert L. Recchia, 52, has been our Executive Vice President, Chief Financial Officer, Treasurer and our director since October 1991. During his tenure, Mr. Recchia has managed various functions at the Company, including operations, purchasing and information technology. His current responsibilities include the financial, accounting and purchasing areas of the Company. Mr. Recchia has been with us since 1982. Mr. Recchia is a certified public accountant with audit experience with Deloitte & Touche LLP.

Marcella A. Sampson, 78, has served as our director since August 1998. She retired in 1999 from Central State University in Wilberforce, Ohio. During her 35 years of service to Central State, she served as Dean of Students and directed the Central State University Career Services Center since 1975. She has received awards and honors for her work in the field of education and is a recognized expert in college student placement, particularly experiential opportunities. Ms. Sampson currently acts as a consultant to Sinclair Community College Career Center and she serves as a member of the Cedarville University Career Advisory Board.

Alan F. Schultz, 50, has served as our director since December 1995. He is Chairman of our Board of Directors, President and Chief Executive Officer. Mr. Schultz was elected Chief Executive Officer and President in June 1998 and appointed Chairman of the Board of Directors in December 1998. He served as our Executive Vice President and Chief Operating Officer from 1996 through

1998 and served as our Executive Vice President of Sales and Marketing from 1992 through 1996. Mr. Schultz has held positions as our Director of Insert Operations and Vice President of the Central Sales Division beginning in 1984. Mr. Schultz is a certified public accountant with audit experience with Deloitte & Touche LLP and currently serves on the Board of Directors for both the Advertising Council, Inc. (“Ad Council”) and R.H. Donnelley Corporation. Mr. Schultz also currently serves on the Board of Directors for the American Advertising Federation as Treasurer.

Wallace S. Snyder, 66, has served as our director since January 2008. Mr. Snyder served as the President and Chief Executive Officer of the American Advertising Federation (the “AAF”) from January 1992 to November 2008. Mr. Snyder joined the AAF in October 1985 as Senior Vice President, Government Relations, was promoted to Executive Vice President, Government Relations in June 1990 and became President and Chief Executive Officer on January 1, 1992. Representing nearly 50,000 members – including 130 corporate members, 210 local ad federations and 210 college chapters – Mr. Snyder often testified before federal and state lawmakers on issues of importance to the advertising industry. Mr. Snyder also served the industry as a board member of several national organizations, including the Ad Council, the Advertising Educational Foundation and the National Advertising Review Council, which oversees advertising self-regulation. Prior to joining the AAF, Mr. Snyder was associate director for advertising practices at the Federal Trade Commission’s (“FTC”) Bureau of Consumer Protection, where he served as principal adviser to the FTC on advertising issues. Mr. Snyder also served as the FTC’s liaison officer to the Food and Drug Administration and worked on a number of congressional proceedings involving the FTC. Mr. Snyder is a graduate of the University of Iowa, and received his Juris Doctor degree from the University of Iowa College of Law. He is a member of the bar of the District of Columbia.

Ambassador Faith Whittlesey, 70, has served as our director since January 1992. Ambassador Whittlesey has had a long career in law, diplomacy and government at local, state, and national levels. She currently serves as Chairman Emeritus of the American Swiss Foundation, headquartered in New York, and previously served 19 years as Chairman of the Board of the American Swiss Foundation. She has also served as President and Chief Executive Officer of Maybrook Associates since 1998. She served two tours of duty as U.S. Ambassador to Switzerland from 1981 to 1983 and from 1985 to 1988. From 1983 to 1985, Ambassador Whittlesey was a member of the senior White House staff. Ambassador Whittlesey is also a member of the Board of the Institute of World Politics in Washington, DC, a graduate school of statecraft and national security affairs, where she served as Chairman for six years. Ambassador Whittlesey served as a member of the Board of Directors and the Compensation Committee of the Sunbeam Corporation from November 1996 until December 2002.

Additional Executive Officers

In addition to our executive officers who are listed as being directors, we have the following executive officers:

Richard Herpich, 56, has served as Executive Vice President, Sales and Marketing since August 2007 and prior to that served as Executive Vice President of U.S. Sales from December 2003 to August 2007. From June 1998 through November 2003, he served as our Executive Vice President of Manufacturer Services. He served as National Sales Manager from January 1996 through June 1998, Vice President, Midwest Sales Division from June 1994 through December 1995 and Account Manager from 1978 through June 1994.

William F. Hogg, Jr., 62, has served as our Executive Vice President of Manufacturing and Client Services since October 2001 and has been with us for over 25 years. Mr. Hogg led the integration process in connection with the acquisition of ADVO, Inc. (“ADVO”), our wholly-owned subsidiary, which we later renamed Valassis Direct Mail, Inc. He served as Vice President of our Durham Printing Division from June 1983 to September 2001.

Brian Husselbee, 57, has been the President and Chief Executive Officer of NCH Marketing Services, Inc. (“NCH”) since July 1997, and was General Manager of NCH from January 1997 to July 1997. We acquired NCH in February 2003. Mr. Husselbee served as a director of Valassis from August 1998 until February 2003, the time that the NCH acquisition was consummated.

Other Officers

Suzanne C. Brown, 49, has served as Chief Marketing Officer since 2007. Ms. Brown has more than 20 years of industry and leadership experience, and in her current role, she was responsible for the sales and marketing integration of Valassis and ADVO. Prior to assuming the Chief Marketing Officer role at Valassis, Ms. Brown has held a wide variety of senior leadership roles within Valassis, including Senior Vice President of Sales Development, President and CEO of Save.com, Vice President of Internet/E-commerce Services Division, and Sales Vice President. Her career with Valassis began in sales, and she is a member of the Valassis Sales Hall of Fame and a recipient of the Company’s prestigious James F. Rourke Award for outstanding performance and collaboration. Prior to joining Valassis in 1984, Ms. Brown worked for Procter & Gamble.

John Lieblang, 51, has served as Chief Information Officer since 2005. His responsibilities include Business Process Improvement and Information Technology Management across the company. Since joining Valassis, Mr. Lieblang has led numerous system development and enhancement efforts and the integration of Information Technology for the Valassis and ADVO merger. Mr. Lieblang served as Senior Vice President and Global Account Director of LogicaCMG from 2002 to 2005. Mr. Lieblang brought over 25 years of Information Technology experience to Valassis, including serving as a partner at Ernst & Young.

Robert A. Mason, 51, has served as Chief Sales Officer since October 2007. As Chief Sales Officer, Mr. Mason has led the implementation of our new sales structure and strategies. He served as President of ADVO since the consummation of the ADVO acquisition on March 2, 2007 until October 2007. Previously, he served as our Vice President, Retail and Services Sales from 2005 until 2007 and as our Vice President, Targeted, Print and Media Solutions from 2002 until 2005. Prior to these roles, Mr. Mason was a successful Account Executive and Director of Sales for us, and has been recognized as Sales Person of the Year and Team Player of the Year. Before joining us in 1995, he held a variety of positions within the newspaper and printing industries.

Todd L. Wiseley, 39, has served as our General Counsel and Senior Vice President of Administration since July 2008 and our Secretary since January 1, 2008. Previously, Mr. Wiseley served as Director, Law and Administration from September 2005 until January 2008 and as Director of Integration from July 2003 until September 2005. Mr. Wiseley served as the Director of Finance and Administration at Valassis Relationship Marketing Systems, LLC, one of our wholly-owned subsidiaries, from January 2001 until July 2003 and as our Assistant Controller from March 1999 until January 2001. Mr. Wiseley is a graduate of Michigan State University, and received his Juris Doctor degree from the University of Michigan Law School. Mr. Wiseley is also a certified public accountant with audit experience with Deloitte & Touche LLP.

OUR CORPORATE GOVERNANCE PRINCIPLES

Our Board of Directors has general oversight responsibilities for our business, property and affairs pursuant to the General Corporation Law of the State of Delaware and our amended and restated by-laws, as amended. In exercising its fiduciary duties, our Board of Directors represents and acts on behalf of our stockholders. Although the Board of Directors does not have responsibility for the day-to-day management of our Company, members of the Board of Directors stay informed about our business through discussions with Alan F. Schultz, our President and Chief Executive Officer, and with key members of our management, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its committees. Our Board of Directors provides guidance to management through periodic meetings, site visits and other interactions. Additional details concerning the role and structure of our Board of Directors are in our Corporate Governance Guidelines, which can be found in the “Investors/Corporate Governance” section of our Web site at www.valassis.com.

Policies and Procedures

We have a Code of Business Conduct and Ethics for our directors, officers and employees as well as Corporate Governance Guidelines to ensure that our business is conducted in a consistently legal and ethical manner.

Voting on Directors. In accordance with our amended and restated by-laws, as amended, in an uncontested election, a director nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to our Board of Directors. Our Board of Directors expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. Our Board of Directors shall nominate for election or re-election as director only candidates who agree to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation that will be effective upon our Board of Director’s acceptance of such resignation. In addition, our Board of Directors shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to our Board of Directors, the same form of resignation tendered by other directors in accordance with our Corporate Governance Guidelines. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Corporate Governance/Nominating Committee will act to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by our Board of Directors, and our Board of Directors will act on our Corporate Governance/Nominating Committee’s recommendation. Our Corporate Governance/Nominating Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Thereafter, our Board of Directors will promptly disclose its decision regarding whether to accept the director’s resignation offer.

Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Guidelines shall not participate in our Corporate Governance/Nominating Committee recommendation or Board of Directors action regarding whether to accept the resignation offer. If each member of our Corporate Governance/Nominating Committee fails to receive the required vote in favor of his or her election in the same election, then those independent directors who did receive the required vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.

Related Person Transactions. Our Board of Directors has adopted a Policy on Related Person Transactions, which sets forth policies and procedures governing the review, and when required pursuant to the policy, the approval or ratification of related person transactions by the disinterested directors of our Corporate Governance/Nominating Committee. The policy defines a “related person transaction” as (i) a transaction between us and any of our executive officers or directors, (ii) a transaction between us and any security holder who we know owns of record or beneficially more than five percent of any class of our voting securities (each a “5% holder”), (iii) a transaction between us and any “immediate family member” (as such term is defined in Regulation S-K, Item 404, as then in effect) of an executive officer, director or 5% holder of ours, or (iv) any other transaction involving us that would be required to be disclosed pursuant to Regulation S-K, Item 404, as then in effect. Furthermore, under the policy, a “related person transaction” with us is defined as including transactions with any of our subsidiaries or affiliates.

Other Policies and Procedures. Our Board of Directors has adopted a policy requiring non-employee directors to hold at least 2,800 shares of our common stock (excluding stock options). Non-employee directors must comply with this policy within two years of joining the board. In addition, we require the rotation of the audit partner and other audit team members at least every five years and have a policy of posting the results of stockholder voting within 14 calendar days of the annual meeting on our Web site.

We have spent a considerable amount of time and effort reviewing and improving our corporate governance policies and practices. This includes comparing our current policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and practices of other public companies. Based upon this review, we periodically adopt certain changes that our Board of Directors believes are the best corporate governance policies and practices for us. We also adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the SEC and the NYSE. We believe that our current policies and procedures form the foundation for an open relationship among colleagues that contributes to good business conduct as well as the high integrity level of our employees.

Determination of Director Independence

Under the rules of the NYSE, our Board of Directors is required to affirmatively determine the independence of each director based on the absence of any material relationship between us and the director. These determinations are required to be disclosed in this proxy statement. Our Board of Directors has established guidelines to assist it in making these determinations. These guidelines, which are attached to this proxy statement as Exhibit A, include all elements of the Corporate Governance Rules of the NYSE on this subject. For relationships between us and a director not covered by the guidelines, the determination of independence is made by the other members of our Board of Directors who are independent. Members of the Audit, Compensation/Stock Option and Corporate Governance/Nominating Committees must meet all applicable independence tests of the NYSE, SEC and the Internal Revenue Service. During our fiscal year ended December 31, 2008, Messrs. Anderson, Brennan, Darish and Snyder and Dr. Ku, Ms. Sampson and Ambassador Whittlesey served as our independent directors. Based on these guidelines, our Board of Directors, at its meeting on February 27, 2009, determined that Messrs. Anderson, Brennan, Darish and Snyder and Dr. Ku, Ms. Sampson and Ambassador Whittlesey are independent of the company and its management. In determining Mr. Snyder’s independence, our Board of Directors considered the fact that Mr. Snyder’s son is an associate at our primary outside legal counsel, but did not consider that fact material to its independence determination.

Presiding Director

In September 2002, our Board of Directors determined that the directors who are deemed independent based on the NYSE rules will meet in executive session at each Board of Directors meeting and that one of such independent directors will preside. The independent directors are also our non-management directors and, as such, these non-management directors meet in regularly scheduled executive sessions without management present. Mr. Darish serves as the presiding director at all such executive sessions.

Attendance

During the fiscal year ended December 31, 2008, our Board of Directors held seven meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the meetings held by our Board of Directors during the period in which that director served, including the meetings held by the committees on which that director served as a member. Pursuant to our Corporate Governance Guidelines, the directors must attend our annual meeting of stockholders absent exceptional circumstances. All of the directors nominated at the 2008 annual meeting of stockholders attended such annual meeting.

COMMITTEES OF THE BOARD

The standing committees of our Board of Directors include our Executive Committee, our Audit Committee, our Compensation/Stock Option Committee and our Corporate Governance/Nominating Committee.

Our Executive Committee, whose members are Alan F. Schultz, Robert L. Recchia and Ambassador Faith Whittlesey, is generally authorized to exercise the management powers of our Board of Directors; provided, however, that our Executive Committee does not have the authority to declare cash dividends, amend our certificate of incorporation, adopt an agreement of merger or consolidation, recommend the disposition of all or substantially all of our assets or recommend our dissolution. Our Executive Committee did not meet during the fiscal year ended December 31, 2008.

Our Audit Committee’s members are Kenneth V. Darish, Wallace S. Snyder and Ambassador Faith Whittlesey. Our Audit Committee recommends the selection of our independent auditors, discusses and reviews the scope and the fees of the prospective annual audit and reviews the results of each audit with the independent auditors. Our Audit Committee also reviews compliance with our existing major accounting and financial policies, reviews the adequacy of our financial organization and reviews management’s procedures and policies relevant to the adequacy of our internal accounting controls and compliance with federal and state laws relating to accounting practices. We have appointed an internal auditor that reports directly to our Audit Committee. Our Audit Committee held eight meetings during the fiscal year ended December 31, 2008. Our Board of Directors has determined that Kenneth V. Darish meets the NYSE standard of having accounting or related financial management expertise and the SEC’s definition of an “audit committee financial expert.” Each of the other members of our Audit Committee has financial management experience or is financially literate. Our Board of Directors has determined that each committee member meets the additional independence requirements for members of an audit committee in the New York Stock Exchange Corporate Governance Rules. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform, which can be found on our Web site at www.valassis.com.

Effective January 1, 2009, our Compensation/Stock Option Committee’s members are Patrick F. Brennan, Dr. Walter H. Ku and Marcella A. Sampson. During the fiscal year ended December 31, 2008, our Compensation/Stock Option committee consisted of Ambassador Faith Whittlesey, Patrick F. Brennan and Marcella A. Sampson for the period from January 1, 2008 until January 21, 2008 and Ambassador Faith Whittlesey, Dr. Walter H. Ku and Marcella A. Sampson for the period from January 21, 2008 until December 31, 2008. Our Compensation/Stock Option Committee administers our Amended and Restated 1992 Long-Term Incentive Plan, our 2002 Long-Term Incentive Plan, as amended, our Broad-Based Incentive Plan, as amended, our 2005 Executive Restricted Stock Plan, our 2005 Employee and Director Restricted Stock Award Plan, our Employee Stock Purchase Plan, our Supplemental Benefit Plan, as amended, the ADVO, Inc. 2006 Incentive Compensation Plan, as amended, our 2008 Senior Executives Semi-Annual Bonus Plan and our 2008 Omnibus Incentive Compensation Plan. Our Compensation/Stock Option Committee also reviews and approves the annual salary, bonus and other benefits, direct or indirect, of our executive officers, excluding Mr. Schultz, whose salary, bonus and other benefits are reviewed and approved by our Board of Directors. The Committee’s primary procedures for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section under “Compensation-Setting Process.” Our Compensation/Stock Option Committee has engaged Towers Perrin Human Resources Services, a human resources consulting firm, or Towers Perrin, from time to time to assist it in reviewing our executive compensation programs and assist in negotiating the terms of our executive officers’ contracts when they come up for renewal or are amended. Our Compensation/Stock Option Committee has the sole authority to retain, at our expense, and terminate any such consultant, including the sole authority to approve such consultant’s fees and other terms of engagement. We believe that the use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our objectives and industry standards. Our Compensation/Stock Option Committee is comprised entirely of non-employee directors as such term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any successor provision, and “outside directors,” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, or the Code, or any successor provision. During the fiscal year ended December 31, 2008, our Compensation/Stock Option Committee met five times. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform, which can be found on our Web site at www.valassis.com.

Our Corporate Governance/Nominating Committee’s members are Joseph B. Anderson, Jr., Dr. Walter H. Ku and Marcella A. Sampson. Our Corporate Governance/Nominating Committee (i) assists our Board of Directors by identifying individuals qualified to become Board members and recommends to our Board of Directors the director nominees for the next annual meeting of stockholders, (ii) recommends to our Board of Directors the corporate governance guidelines applicable to us and (iii) takes a leadership role in shaping our corporate governance. Our Corporate Governance/Nominating Committee held four meetings during the fiscal year ended December 31, 2008. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform, which can be found on our Web site at www.valassis.com.

Our Corporate Governance/Nominating Committee evaluates the current members of our Board of Directors at the time they are considered for nomination. Our Corporate Governance/Nominating Committee also considers whether any new members should be added to our Board of Directors. In the past, candidates for independent director have been found through recommendations from members of our Board of Directors and other employees at our Company, including the appointment of Wallace S. Snyder in January 2008. The Corporate Governance/Nominating Committee may also seek help from an executive search firm to assist in the selection process.

Our Corporate Governance/Nominating Committee has not established any specific minimum qualifications for a director but has adopted a set of criteria, which is attached to this proxy statement as Exhibit B, describing the qualities and characteristics that are sought for our Board of Directors as a whole. Our Corporate Governance/Nominating Committee does not give these criteria any particular weight and they are not equally applicable to all nominees. Our Corporate Governance/Nominating Committee may also from time to time identify particular characteristics to look for in a candidate in order to balance the skills and characteristics of our Board of Directors. Our Corporate Governance/Nominating Committee may modify these criteria from time to time and adopt special criteria to attract exceptional candidates to meet our specific needs.

Our Corporate Governance/Nominating Committee will consider recommendations from stockholders of potential candidates for nomination as director. Recommendations should be made in writing, including the candidate’s written consent to be nominated and to serve, and sufficient background information on the candidates to enable our Corporate Governance/Nominating Committee to properly assess the candidate’s qualifications. Recommendations should be addressed to our Corporate Secretary at our principal office and must be received no later than October 1, 2009 in order to be considered for the next annual meeting. The process for evaluating potential candidates recommended by stockholders and derived from other sources is substantially the same.

COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2008, our Compensation/Stock Option committee consisted of Ambassador Faith Whittlesey, Patrick F. Brennan and Marcella A. Sampson for the period from January 1, 2008 until January 21, 2008 and Ambassador Faith Whittlesey, Dr. Walter H. Ku and Marcella A. Sampson for the period from January 21, 2008 until December 31, 2008. None of our Compensation/Stock Option Committee members (i) have ever been an officer or employee of our Company, (ii) is or was a participant in a “related person” transaction in fiscal year 2008 (see the section entitled “Certain Relationships and Related Transactions” for a description of our Policy on Related Person Transactions) and (iii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

INDEPENDENT DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Joseph B. Anderson, Jr.	$58,900	$13,990	$44,725	$120,177
Patrick F. Brennan	60,850	13,990	44,725	122,127
Kenneth V. Darish	60,850	13,990	44,725	122,127
Dr. Walter H. Ku, PhD	59,550	13,990	44,725	120,827
Marcella A. Sampson	59,550	13,990	44,725	120,827
Wallace S. Snyder	60,850	13,990	21,313	91,506
Ambassador Faith Whittlesey	59,550	13,990	44,725	120,827

(1)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock granted in 2008 as well as in prior fiscal years, determined in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The stock awards reflected in this column (in the form of dollar amounts) were granted on one or more of the following dates: January 10, 2008, April 10, 2008, July 10, 2008 and October 10, 2008 and had grant date fair values determined in accordance with SFAS 123R of $9.77, $12.54, $12.42 and $5.24, respectively. For additional information, refer to Note 9 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be realized by the directors. The following directors held outstanding shares of restricted stock as of December 31, 2008: Mr. Anderson (1,400), Mr. Brennan (1,400), Mr. Darish (1,400), Mr. Snyder (1,400), Dr. Ku (1,400), Ms. Sampson (1,400) and Ambassador Whittlesey (1,400).

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted in 2008 as well as in prior fiscal years, determined in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The stock options reflected in this column (in the form of dollar amounts) were granted on one or more of the following dates: April 1, 2007, October 1, 2007, April 1, 2008 and October 1, 2008 and had grant date fair values estimated using the Black-Scholes option-pricing method determined in accordance with SFAS 123R of $8.68, $3.35, $4.62 and $3.19, respectively. For additional information on the valuation assumptions with respect to the 2008 grants, refer to Note 9 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be realized by the directors. The following directors held outstanding options exercisable for the following number of shares of our common stock as of December 31, 2008: Mr. Anderson (25,000), Mr. Brennan (64,000), Mr. Darish (59,000), Mr. Snyder (10,000), Dr. Ku (50,000), Ms. Sampson (64,000) and Ambassador Whittlesey (80,000).

On June 22, 2007, our Board of Directors, upon recommendation by our Compensation/Stock Option Committee, approved the following compensation program to compensate non-employee directors for service on the Board and its committees. The compensation program became effective July 1, 2007 and replaced the compensation program previously in effect. The program entitles our independent directors, or non-employee directors, to receive the following fees in connection with their participation on our Board of Directors and related Board committees: (i) an annual independent director cash retainer fee of $42,500; (ii) an annual award of 1,400 shares of restricted stock pursuant to our 2008 Omnibus Incentive Compensation Plan that becomes fully vested one year from the date of grant; (iii) $2,500 per Board meeting attended in person and $1,300 per Board meeting attended by telephone; and (iv) $1,300 per Board committee meeting attended in person and $650 per Board committee meeting attended by telephone. The committee attendance fees are payable only if the committee meeting is not scheduled in conjunction with (just before or after) a Board of Directors meeting and telephonic meeting fees are paid on a pro-rated basis if an independent director does not participate via telephone for the entire meeting.

In addition, our independent directors are eligible to receive non-qualified options to purchase an aggregate of 10,000 shares of our common stock annually pursuant to our 2008 Omnibus Incentive Compensation Plan (or such other plan applicable to our independent directors in effect from time to time). These options are typically granted in two semi-annual installments consisting of an option to purchase 5,000 shares of our common stock on April 1 and October 1 of each year, subject to the director being in service on such date, and have a strike price equal to the fair market value (as defined in our applicable stock option plan) of our common stock on the date of grant. They become fully vested one year from the date of grant, and contain the terms and conditions as set forth in our form non-qualified stock option agreement for independent directors.

Upon a change of control (as defined in our applicable stock option plan), unless otherwise provided for in an individual award agreement, all outstanding and unvested options become fully vested and exercisable. In addition, we have agreed to reimburse the directors for all excise taxes that are imposed on the directors by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the directors as a result of any reimbursements for Section 280G and Section 4999 excise taxes.

Directors who are also our employees or employees of any of our affiliates do not receive any compensation for their services as a director. Accordingly, Messrs. Recchia and Schultz are not compensated as such for their services as directors.

On February 11, 2008, our Corporate Governance Committee amended our Corporate Governance Guidelines to provide that all of our independent directors are required to hold at least 2,800 shares of our common stock (excluding stock options). Non-employee directors must comply with this policy within two years of joining the board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2008 SUMMARY

Although we fine-tune our compensation programs as conditions change, we believe it is important to maintain consistency in our compensation philosophy and approach. We recognize that value-creating performance by an executive officer or group of executive officers does not always translate immediately into appreciation in our stock price, particularly in periods of general economic downturn such as the one we are currently experiencing. Management and our Compensation/Stock Option Committee are aware of the impact the current economic crisis has had on our stock price, but our Compensation/Stock Option Committee intends to continue to reward management performance based on its belief that over time strong operating performance will be reflected through stock price appreciation. That said, we believe that it is appropriate for certain components of compensation to decline during periods of economic downturn, reduced earnings and significantly lower stock prices.

While we reported increased earnings growth in the second half of 2007 and our positive earnings growth continued in the first quarter of 2008, beginning in the second half of 2008 we experienced extraordinary macroeconomic challenges, which had a significant, negative impact on our revenues and earnings from operations. While we exceeded our performance targets set for the first half of 2008, the downturn in the economy and our financial performance resulted in us not satisfying the performance targets established for the second half of 2008. Therefore, cash incentive goals for the second half of 2008 proved to be extremely challenging with overall year-end award determinations resulting in reduced cash award levels for many of our named executive officers compared to 2007. Equity-based awards will continue to play an important role in this difficult economic environment because they reward our named executive officers for the achievement of long-term business objectives and provide incentives for the creation of stockholder value. In 2008, we continued to link our named executive officers’ compensation to both individual and company performance. Further, we have made appropriate changes to 2009 compensation to further link our named executive officers’ compensation to our overall performance.

COMPENSATION PHILOSOPHY

Our compensation philosophy is to develop and implement policies that will encourage and reward outstanding financial performance, seek to increase our profitability, and thereby increase stockholder value. Accordingly, a high proportion of the compensation of our executives is tied in some manner to both short-term and long-term corporate performance. Maintaining competitive compensation levels in order to attract, retain, motivate and reward executives who bring valuable experience and skills to us is also an important consideration. Our executive compensation programs are designed to attract, hire and retain high caliber individuals and motivate them to achieve our business objectives, succession goals and performance targets, including increasing long-term stockholder value. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives.

COMPENSATION-SETTING PROCESS

Our management is involved in the compensation-setting process, most significantly in:

•	evaluating executive performance;

•	establishing business performance targets and objectives; and

•	recommending salary levels and equity awards.

At the direction of the Compensation/Stock Option Committee of our Board of Directors, management has worked with Towers Perrin to develop information about the compensation of our executive officers. Our Chief Executive Officer uses this information to make recommendations to our Compensation/Stock Option Committee regarding compensation of our executive officers, other than the Chief Executive Officer, and Towers Perrin provides guidance to our Compensation/Stock Option Committee about these recommendations. Our Compensation/Stock Option Committee uses this information and considers these recommendations in developing and implementing the compensation plans for our senior management. All decisions regarding compensation of executive officers, including all of our executive officers named in the Summary Compensation Table for Fiscal Year 2008 (whom we refer to as our named executive officers) except Mr. Schultz, are made solely by our Compensation/Stock Option Committee. Mr. Schultz’s salary, bonus and other benefits are reviewed and approved by our Board of Directors. Our Compensation/Stock Option Committee conducts an annual review of our goals and objectives as related to the form and amount of executive compensation. Members of management and representatives of Towers Perrin may be asked to attend portions of a committee meeting where our Compensation/Stock Option Committee wishes such persons to provide information to the committee or where such attendance will otherwise be helpful.

Each of our named executive officers was employed during 2008 pursuant to a multi-year employment agreement. These multi-year employment agreements retain the services of the executives for an extended period and bind former executives to non-competition and non-solicitation obligations. We place great value on the long-term commitment that our named executive officers have made to us. Each of Messrs. Schultz, Recchia, Herpich and Hogg has been employed by us for over 20 years. The employment agreements with our named executive officers (other than Mr. Husselbee) were first entered into immediately prior to our initial public offering consummated in 1992. As further discussed below, our Compensation/Stock Option Committee periodically reviews the terms of these agreements. We hired Mr. Husselbee in 2003 as President and Chief Executive Officer of NCH Marketing Services, Inc., or NCH, in connection with our acquisition of NCH; however he has held this position with NCH since 1997. During 2008, Mr. Husselbee was employed under this employment agreement as President and Chief Executive Officer of NCH; however, Mr. Husselbee’s employment agreement expired on February 28, 2009 and, as discussed below, was not extended.

Pursuant to the agreements described above, our Chief Executive Officer has historically received the highest level of compensation, including salary, bonus opportunities and equity-based compensation. During the year ended December 31, 2008, he was followed by our Chief Financial Officer by reason of his duties and responsibilities, and then by other Executive Vice Presidents. This internal pay relationship among our named executive officers was established at the time the Company completed its initial public offering in 1992. Our Compensation/Stock Option Committee has never taken a formulaic approach to this relationship, but, as a general principle, has strived to maintain these relative levels of compensation among the named executive officers. In September 1998, when Mr. Schultz was promoted to Chief Executive Officer of the Company from Chief Operating Officer, his employment agreement was revised to reflect his increased responsibilities and to mirror certain components of the former Chief Executive Officer’s employment contract. Since such time, we have not had a Chief Operating Officer position and this explains certain disparities between Mr. Schultz’s salary and equity awards and the next highest paid named executive officer’s salary and equity awards. Our Compensation/Stock Option Committee believes that Mr. Schultz’s compensation level reflects the Committee’s confidence in Mr. Schultz, Mr. Schultz’s performance throughout his tenure as Chief Executive Officer (and effectively, as Chief Operating Officer as well) and our desire to retain Mr. Schultz’s outstanding talents at the head of our Company.

The minimum compensation to which each named executive officer is entitled is generally specified in their respective employment agreements. While our Compensation/Stock Option Committee’s primary opportunity to modify fixed terms of executive compensation to reflect policy changes is at the time the agreement is up for renewal, our Compensation/Stock Option Committee annually assesses whether any executive should receive an increase in annual base salary or whether any amendments to the employment agreement are desirable.

The length of time employment agreements are extended into the future is a result of a variety of factors, including the staggering of expiration dates of other executive employment agreements, the roles and responsibilities of the executive and a risk assessment of the executive being hired by one of our competitors.

In establishing and administering the variable elements in the compensation of our named executive officers, our Compensation/Stock Option Committee tries to recognize individual contributions, overall business results, our historical practices (including our internal compensation levels) and the value of such executive’s experience in the promotion marketing industry (and with us in particular). Compensation levels are also determined based upon the executive’s responsibilities, the efficiency and effectiveness with which he marshals resources and oversees the matters under his supervision, the degree to which he has contributed to the accomplishments of major tasks that advance our goals, including sales growth, earnings and acquisitions, and our current competitive environment, employee retention and morale. Our financial performance measured against our goals is also a key factor that affects the overall level of compensation for our named executive officers. We have historically paid higher compensation when goals are exceeded and reduced compensation when goals are not met, taking into consideration each executive’s individual ability to influence results when ultimately approving particular elements of each named executive officer’s compensation package.

Historically, management has also reviewed from time to time levels of compensation paid to officers at comparable companies with similar responsibilities in order to make appropriate recommendations to our Compensation/Stock Option Committee for approval. During 2008, our Compensation/Stock Option Committee continued to retain Towers Perrin to assist it in negotiating the terms of Mr. Schultz’s employment agreement that came up for renewal. We paid Towers Perrin approximately $41,000 for consulting fees related to Mr. Schultz’s employment agreement amendment and did not make any other payments to Towers Perrin for services performed in 2008. Our commitment to ensuring that our Company is led by the right executives at the right time is a high priority, and we make our compensation decisions accordingly.

In connection with the potential sale of our subsidiary NCH and its subsidiaries, we did not enter into an employment agreement extension with Mr. Husselbee on or prior to his employment agreement’s expiration on February 28, 2009. While pursuing such sale, Mr. Husselbee remains employed “at will.” However, if we are unable to find a suitable buyer or decide not to sell NCH, our Compensation/Stock Option Committee will consider a new employment agreement for Mr. Husselbee. In addition, our Board of Directors implemented an incentive program for Mr. Husselbee related to the potential sale of NCH. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information regarding the incentive program.

COMPENSATION ELEMENTS

Our compensation program for our named executive officers includes the following elements:

•	base salary;

•	semi-annual or annual cash bonuses;

•	stock options and restricted stock awards;

•	retirement and other benefits; and

•	modest perquisites and other personal benefits.

Cash Compensation

The annual cash compensation of our named executive officers consists of annual salary and cash bonuses. The cash compensation of each named executive officer (other than the Chief Executive Officer) may be increased based on an annual review of such officer’s performance by the Chief Executive Officer and his recommendations to our Compensation/Stock Option Committee. The cash compensation of the Chief Executive Officer may be increased based on an annual review of his performance by our Compensation/Stock Option Committee and the Board of Directors or in conjunction with an extension of his employment or changes in his responsibilities.

(1) Salary

Base salary is the guaranteed element of an executive’s annual cash compensation. Base salaries are provided as compensation for day to day responsibilities and services to us and provide a consistent cash flow to our executives. The salaries of our named executive officers are generally governed by their respective employment agreements. During the year ended December 31, 2008, our Compensation/Stock Option Committee recommended, and our Board of Directors approved, that the annual base salary for Mr. Schultz be increased from $860,000 to $1,000,000 effective July 1, 2008 pursuant to an amendment to his employment agreement. The determination to increase Mr. Schultz’s salary was based on our Compensation/Stock Option Committee’s and Board of Director’s review of an analysis prepared by Towers Perrin, his additional responsibilities following our acquisition of ADVO and our earnings growth for the previous consecutive three quarters under his leadership. Although we did not formally benchmark during 2008, our goal was to target annual base salary levels between the market 50th and 75th percentiles compared to other similar public companies. Based on Towers Perrin’s report, the salary increase awarded to Mr. Schultz places his annual base salary between the 50th and 75th percentile for similarly situated officers in the media industry.

(2) Incentive Bonuses

Historically, we have established and structured our semi-annual cash bonus program to align executive goals with our earnings growth objectives for the current year. The incentive bonuses for our executives were historically contingent upon meeting semi-annual earnings per share targets; however, as previously disclosed, effective January 1, 2008, our Compensation/Stock Option Committee changed the performance target to adjusted EBITDA minus capital expenditures. Under the employment agreements with Messrs. Recchia, Herpich, Hogg and Husselbee, each is entitled to an annual incentive bonus of up to an aggregate of 100% of base salary if certain performance goals (discussed below) set by our Compensation/Stock Option Committee, or, in the case of Messrs. Herpich, Hogg and Husselbee, our Compensation/Stock Option Committee and Chief Executive Officer are met. Historically, under his employment agreement, Mr. Schultz was also entitled to an annual incentive bonus of up to an aggregate of 100% of base salary if certain performance goals set by our Compensation/Stock Option Committee were met. In May 2008, in connection with an amendment to renew his employment agreement, our Compensation/Stock Option Committee and our Board of Directors recommended an increase in Mr. Schultz’s semi-annual bonus opportunity commencing July 1, 2008, with respect to each six month period ending on June 30 and December 31 thereafter, to up to 100% of annual base salary, if and to the extent certain performance goals set by our Board of Directors or our Compensation/Stock Option Committee under the terms of our 2008 Senior Executives Semi-Annual Bonus Plan are met or exceeded. The increase in Mr. Schultz’s bonus opportunity pursuant to his employment agreement amendment was a result of our Compensation/Stock Option Committee’s and Board of Directors’ review of an analysis prepared by Towers Perrin and our earnings growth for the previous consecutive three quarters under his leadership. We also made a commensurate change to Mr. Schultz’s employment agreement at that time to reduce the amount of bonus he is eligible to receive in the event of termination so that such amount does not reflect this additional bonus opportunity. Additionally, in May 2008, our Compensation/Stock Option Committee reviewed and re-affirmed the performance target previously set for the six-month period ending December 31, 2008 with respect to Mr. Schultz’s increased incentive bonus, pursuant to his employment agreement amendment.

Notwithstanding the foregoing, in light of recent market and economic conditions, financial covenants contained in our debt agreements, the substantial decline in our stock price and our Compensation/Stock Option Committee’s desire to evaluate our Company’s financial performance for the entire year prior to awarding any bonus incentives, the employment agreement with Mr. Recchia was amended in December 2008 to provide that, solely with respect to fiscal year 2009, (a) Mr. Recchia is eligible to receive an annual cash bonus of up to 100% of base salary in lieu of his semi-annual cash bonuses, subject to the achievement of pre-established performance targets, and (b) our Compensation/Stock Option Committee has the sole and absolute discretion to reduce or eliminate any such bonus prior to the time it is paid, without the consent of Mr. Recchia, whether or not such bonus is then earned or otherwise payable by its terms. Similarly, the employment agreements with Messrs. Herpich, Hogg and Husselbee were amended in December 2008 to provide that, solely with respect to fiscal year 2009, each of Messrs. Herpich, Hogg and Husselbee (a) is eligible to receive an annual cash bonus of up to 100% of base salary in lieu of the semi-annual and annual cash bonuses, 50% of which is subject to the achievement of pre-established performance targets set by our Compensation/Stock Option Committee and 50% of which is subject to the achievement of pre-established performance targets set by our Chief Executive Officer, and (b) our Compensation/Stock Option Committee has the sole and absolute discretion to reduce or eliminate any such bonus prior to the time it is paid, without the consent of such executive, whether or not such bonus is then earned or otherwise payable by its terms. Mr. Schultz’s incentive compensation is determined pursuant to the terms of his employment agreement and our 2008 Senior Executives Semi-Annual Bonus Plan. While both his employment agreement and our 2008 Senior Executives Semi-Annual Bonus Plan provide for semi-annual cash bonuses, Mr. Schultz and our Compensation/Stock Option Committee have agreed to work together in good faith to align Mr. Schultz’s bonus opportunities with the bonus opportunities of our other named executive officers for fiscal year 2009, taking into account certain considerations and limitations prescribed by applicable rules and regulations, including, without limitation, Section 162(m) of the Code. In connection therewith, Mr. Schultz has agreed to waive any right to a bonus for the first half of 2009. Furthermore, he has agreed, and the terms of our 2008 Senior Executives Semi-Annual Bonus Plan provide, that our

Compensation/Stock Option Committee has the sole and absolute discretion to reduce or eliminate any bonus for the second half of 2009, whether or not such bonus is then earned or otherwise payable by the terms of his employment agreement. However, depending on our overall financial results for fiscal year 2009, in an effort to give Mr. Schultz the maximum amount of bonus opportunity earned under his employment agreement, it is possible Mr. Schultz may receive a bonus for the second half of 2009 that is in excess of the maximum amount permitted under our 2008 Senior Executives Semi-Annual Bonus Plan. Any such excess above the permitted amount will not be deductible by the Company. The arrangements with our named executive officers reflect our objective of ensuring that a substantial amount of each named executive officer’s compensation is tied to the achievement of specific performance goals. And, while we continue to generally believe that a shorter bonus period will provide our named executive officers with a greater sense of urgency for them to meet the specified targets, we decided to change the timing of the bonus opportunity for 2009 to an annual (as opposed to semi-annual) award in order to enable us to evaluate our financial performance for the entire year prior to awarding any incentive bonuses.

In connection with the potential sale of our subsidiary NCH and its subsidiaries, we did not enter into an employment agreement extension with Mr. Husselbee upon his employment agreement’s expiration on February 28, 2009. Therefore, while he is not currently entitled to an incentive bonus for 2009 or thereafter, our Board of Directors may grant him a discretionary bonus in the future on a consistent basis with other officers of the Company. In addition, Mr. Husselbee may be entitled to an additional bonus in connection with the potential sale of our subsidiary NCH and its subsidiaries. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information regarding such bonus opportunity.

2008 Compensation Targets

Historically, the incentive bonuses granted to our named executive officers were contingent upon meeting semi-annual earnings per share, or EPS, targets. However, as a result of our acquisition of ADVO and the changes such acquisition brought to the size, capitalization and complexity of our Company, our Compensation/Stock Option Committee decided that adjusted EBITDA minus capital expenditures, which we refer to in this proxy statement as compensation EBITDA, was a more appropriate performance target metric for awards granted for fiscal 2008. We define adjusted EBITDA as earnings before net interest and other expenses, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive. The use of adjusted EBITDA facilitates performance comparisons from period to period by excluding certain non–recurring or non–cash items, which we further reduce by also excluding capital expenditures for purposes of our compensation EBITDA metric, thereby presenting what we believe to be the most accurate measure of our operating performance. Our Compensation/Stock Option Committee believes that compensation EBITDA is the appropriate measure to align the interests of management with the interests of our stockholders, in part because our Compensation/Stock Option Committee recognizes the prevalence of adjusted EBITDA as a measure of our financial performance among outside financial analysts and investors, and in part because it represents what we believe to be the best measure of our operating performance. Our earnings guidance that we publicly disclose is also set in reference to adjusted EBITDA in recognition of its widespread use in the financial community, both as a liquidity measure and as an indicator of performance.

Pursuant to the named executive officer employment agreements, the 2008 semi-annual incentive bonuses were paid in two installments and were contingent upon our meeting semi-annual compensation EBITDA targets that were set by our Compensation/Stock Option Committee in December 2007 for the six-month periods ending on each of June 30, 2008 and December 31, 2008. In addition, our Chief Executive Officer set the annual individual performance targets for Messrs. Herpich, Hogg and Husselbee in December 2007. The compensation EBITDA target for the six-month period ending on June 30, 2008 and December 31, 2008 was $97.5 million and $134.5 million, respectively. No bonus attributable to compensation EBITDA performance targets is payable to any named executive officer unless actual compensation EBITDA exceeds 70% of the compensation EBITDA target for the period. While we have never awarded compensation absent attainment of the performance targets, our Compensation/Stock Option Committee has from time to time agreed with the named executive officers to reduce the size of their respective bonus opportunities. However, due to our earnings growth during the fourth quarter of 2007 and the then existing optimistic expectations for 2008, our Compensation/Stock Option Committee in December 2007 decided not to limit for 2008 the aggregate annual amount of the bonus opportunity that each named executive officer could earn as it had done the previous two years. This decision had no impact on the bonus opportunity for the second half of 2008 as we did not satisfy the compensation EBITDA targets for the second half of 2008 and, therefore, no bonuses with respect to such half were paid.

Consistent with our historical practice, our compensation EBITDA performance targets for the 2008 fiscal year were determined by our Compensation/Stock Option Committee in December 2007. The threshold and target award opportunities for the semi-annual cash incentive bonuses, and additional annual cash incentive bonuses with respect to Messrs. Herpich, Hogg and Husselbee, for 2008 are reported in the Grants of Plan-Based Awards in 2008 Fiscal Year table below. After the conclusion of the relevant six-month performance period, our Compensation/Stock Option Committee reviewed our applicable 2008 financial results and determined the actual payments to be made and the resulting actual payments with respect to our 2008 fiscal year are reported in the Summary

Compensation Table for Fiscal Year 2008 in the column entitled “Non-Equity Incentive Compensation.” The actual semi-annual incentive bonuses paid to Messrs. Schultz and Recchia for 2008 represent the proportionate amounts of their respective target potential bonus opportunities (i.e., 100% of annual base salary for Mr. Schultz and 50% of annual base salary for Mr. Recchia) that correlate to the percentage of the compensation EBITDA target (between 70% and 100%) achieved for the applicable six-month period during fiscal 2008. The actual incentive bonuses paid to Messrs. Herpich, Hogg and Husselbee represent the sum of (i) the proportionate amounts of their respective semi-annual target potential bonus opportunities (i.e., 25% of annual base salary) that correlate to the percentage of the compensation EBITDA target (between 70% and 100%) achieved for the applicable six-month period during fiscal 2008 and (ii) the amounts of their respective target bonus opportunities that correlate to the individual performance targets achieved during fiscal 2008 set by our Chief Executive Officer; provided that, in no event can the sum of the semi-annual and annual bonuses for either Messrs. Herpich, Hogg or Husselbee exceed 100% of their respective annual base salary. The performance targets set by our Chief Executive Officer for Messrs. Herpich, Hogg and Husselbee are based on their individual responsibilities (both qualitative and quantitative) at our Company, or, in the case of Mr. Husselbee, NCH.

In 2008, we exceeded the compensation EBITDA targets for the first half of 2008; however we did not satisfy the compensation EBITDA targets for the second half of 2008 and therefore no bonuses based on the compensation EBITDA performance metric were paid for such second half period.

Over the past five years (which included 10 semi-annual bonus periods), we have achieved performance in excess of the threshold level nine times and have achieved the maximum performance level seven times. Although the maximum performance level was achieved 70% of the time during the past five years, on four of the seven occasions the executives voluntarily reduced the bonus amounts they were entitled to receive and only received 80% of each semi-annual bonus opportunity (as opposed to 100%). The payout percentage over the past five years has been on average 69% of the participant’s target award opportunity. Generally, our Compensation/Stock Option Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Equity Compensation

We believe that equity compensation fosters the long-term perspective on the part of our executives necessary for our success and ensures that the executives properly focus on increasing stockholder value. Non-cash compensation of named executive officers currently consists of options and restricted stock granted under our 2008 Omnibus Incentive Compensation Plan.

(1) Performance-based options

Historically, the Compensation/Stock Option Committee has granted performance-based options to our named executive officers. The exercise price of each stock option awarded to our named executive officers under our 2008 Omnibus Incentive Compensation Plan is the closing sales price of our common stock on the date of grant. The grant dates are determined without regard to anticipated earnings or other major announcements by us.

To further strengthen the commonality of interest between named executive officers and our stockholders, these performance-based stock options provide accelerated vesting in one-third increments as our common stock meets certain specified price per share targets. Historically, the targets have been increases of $5.00, $10.00 and $15.00 per share over the then-current fair market value at the time of grant. However, effective January 1, 2009, our Compensation/Stock Option Committee evaluated these targets in light of the decline in our stock price and the general economic downturn and subsequently adjusted the targets to increases of $3.00, $6.00 and $9.00 per share over the then-current fair market value at the time of grant. While this adjustment is applicable to the grants made to Messrs. Recchia, Hogg, Herpich and Husselbee on January 1, 2009, this adjustment is not applicable to the grant made to Mr. Schultz on January 1, 2009, as such grant is governed by the terms of his employment agreement which contain the historical $5.00 target increases. However, any subsequent discretionary grants to any named executive officer may be subject to the target increases of $3.00, $6.00 and $9.00 per share over the then-current fair market value at the time of grant. Generally, if our common stock does not reach the price per share targets, these options vest in full after five years from the date of grant. Our Compensation/Stock Option Committee believes that these performance-based options provide even greater motivation for our named executive officers to achieve our performance targets.

During 2008, consistent with past practice and taking into account our then recent earnings growth and the consummation of the ADVO acquisition, and subject to the approval by our stockholders of our 2008 Omnibus Incentive Compensation Plan, which was approved on April 24, 2008, our Compensation/Stock Option Committee granted discretionary options to purchase shares of our common stock to Messrs. Schultz, Recchia, Herpich, Hogg and Husselbee in the following amounts: Mr. Schultz (450,000), Mr. Recchia (100,000), Mr. Herpich (100,000), Mr. Hogg (40,000) and Mr. Husselbee (20,000). In connection with the amendment to Mr. Schultz’s employment agreement in May 2008, our Compensation/Stock Option Committee granted Mr. Schultz an option to purchase 550,000 shares of our common stock pursuant to our 2008 Omnibus Incentive Compensation Plan on May 12, 2008. In addition, with respect to 2009, pursuant to the employment agreement amendment, Mr. Schultz was granted an option to purchase 550,000 shares of our common stock pursuant to our 2008 Omnibus Incentive Compensation Plan on January 1, 2009.

(2) Restricted stock

In order to further incentivize management, Messrs. Recchia and Herpich are entitled to 2,250 shares of restricted stock each fiscal year under the terms of their employment agreements, which are generally granted on the first day of the subsequent fiscal year. They are entitled to earn an additional 2,250 shares of restricted stock if our Compensation/Stock Option Committee determines that 80% of the performance targets have been met and an additional 2,250 shares of restricted stock if 115% of the performance targets have been met. The applicable performance target is set by the Committee each year. Our Compensation/Stock Option Committee used the same compensation EBITDA target used for the incentive bonuses as the performance target for restricted stock awards granted for 2008. See “Cash Compensation—Incentive Bonuses—Compensation Targets” for the actual targets selected for 2008. During 2008, the 80% performance target was satisfied; however, the 115% performance target was not satisfied. Therefore, each of Messrs. Recchia and Herpich received 2,250 shares of restricted stock, plus an additional performance-based award of 2,250 shares of restricted stock. In order to enhance the awards’ ability to incentivize longer term focus and retention, the shares of restricted stock granted to Messrs. Recchia and Herpich are subject to vesting in approximately equal portions over a three-year period.

Historically, Mr. Schultz was entitled to 11,250 shares of restricted stock each fiscal year under the terms of his employment agreement, which were granted on the first day of the subsequent fiscal year. With respect to 2008, Mr. Schultz is entitled, pursuant to his employment agreement, to 11,250 shares of restricted stock and is entitled to earn an additional 11,250 shares of restricted stock if our Compensation/Stock Option Committee determines that 80% of the performance targets have been met and an additional 11,250 shares of restricted stock of restricted shares if 115% of the performance targets have been met. During 2008, the 80% performance target was satisfied; however, the 115% performance target was not satisfied. Therefore, Mr. Schultz received 11,250 shares of restricted stock, plus an additional performance-based award of 11,250 shares of restricted stock. For 2008, Mr. Schultz’s fixed award grant is subject to vesting in approximately equal portions over a three-year period and his performance-based award will be subject to a one-year vesting schedule. However, in connection with the amendment to Mr. Schultz’s employment agreement in 2008, effective January 1, 2009 (with respect to his restricted stock awards), our Compensation/Stock Option Committee re-allocated 11,250 shares of restricted stock from non-performance based to performance based for fiscal year 2009 and for each fiscal year thereafter, based on a recommendation by Towers Perrin and in order to further tie his compensation to our performance. Therefore, although Mr. Schultz was previously entitled to an automatic grant plus any additional awards if the specified targets were met, his right to receive restricted stock for 2009 and thereafter is entirely contingent on our performance. Pursuant to his employment agreement, for fiscal year 2009 and for each fiscal year thereafter during the term of his employment agreement, Mr. Schultz is entitled to receive a grant of 11,250 shares of restricted stock each fiscal year if our Compensation/Stock Option Committee determines that 70% of the performance targets have been met, which shares vest ratably over three years. Mr. Schultz is entitled to an additional 11,250 shares of restricted stock if our Compensation/Stock Option Committee determines that 80% of the performance targets have been met and an additional 11,250 shares of restricted stock if our Compensation/Stock Option Committee determines that 115% of the performance targets have been met. In both cases, the restricted stock vests one year from the date of grant.

Although Mr. Hogg and Mr. Husselbee are not entitled to restricted stock under the terms of an employment agreement, our Compensation/Stock Option Committee generally awards them discretionary grants each year, typically subject to vesting in approximately equal portions over a three-year period, in comparable amounts to the non-performance based amounts received by Messrs. Recchia and Herpich.

We believe that grants of restricted stock further a sense of stock ownership by our named executive officers, further tie their compensation to our performance and give us a significant advantage in retaining and motivating key executives.

Voluntary Stock Ownership Guidelines

To align the interests of executive officers with the interest of our stockholders, we have adopted the following voluntary guidelines for executive officers to maintain a minimum number of shares in our common stock (excluding stock options):

Chief Executive Officer of Valassis:	3X annual base salary

Executive Vice Presidents of Valassis and President of NCH:	2X annual base salary

Senior Vice Presidents and Vice Presidents of Valassis:	1X annual base salary

Executives have two years from a promotion to each level to be in compliance with these voluntary guidelines.

Retirement Plans

Executive officers (as well as all of our employees) also are eligible to participate in Valassis Employees’ Retirement Savings Plan and certain named executive officers are eligible to participate in the Supplemental Benefit Plan, which provides for supplemental benefits to those participants for a period of 10 years commencing upon death, retirement or other termination of employment. Historically, the benefits provided by our Supplemental Benefit Plan were payable semi-annually. However, we amended the Plan in March 2008 to provide that the benefits are payable annually, for a period of 10 years, commencing upon retirement, death or other termination of employment (or six months and a day thereafter with respect to certain amounts that were not earned and vested on December 31, 2004). In determining who is eligible to participate in the Supplemental Benefit Plan, our Compensation/Stock Option Committee evaluates our overall compensation structure, the terms of the individual employment agreements and our need to provide competitive compensation arrangements in order to attract, retain and motivate key executives. Messrs. Schultz, Recchia and Herpich participate in the Supplemental Benefit Plan. Our Compensation/Stock Option Committee evaluated Mr. Hogg’s compensation arrangements in 2007 and, due to his increased responsibilities at the Company and our desire to retain and motivate Mr. Hogg, we amended his employment agreement in 2007 to provide for additional supplemental benefits for a period of 10 years commencing upon his death, retirement or other termination of employment similar to those provided under the Supplemental Benefit Plan. The termination arrangements fit into our overall compensation objectives and reflect our historical pattern of providing our Chief Executive Officer with the highest level of compensation, followed by our Chief Financial Officer and then our executive vice presidents.

For example, we place significant importance on protecting our interests by including meaningful non-compete provisions in the executive employment agreements. As a general principle, the more we believe that the industry values the executive, the more essential the non-compete is to us. Accordingly, Mr. Schultz’s employment agreement contains a mandatory seven-year non-compete provision following termination. Mr. Recchia’s employment agreement contains a mandatory two-year non-compete restriction. The mandatory non-compete provision for Mr. Recchia is coupled with a mandatory obligation by him to provide advisory and consulting services during such two-year period. In the case of Messrs. Herpich, Hogg and Husselbee, each of their employment agreements provide (or provided, in the case of Mr. Husselbee) that the non-competition provision may continue for up to two years following the termination of such executive’s employment, at our option (or the option of NCH, in the case of Mr. Husselbee), provided that we pay such executive his then-existing annual base salary during the extended period. Mr. Husselbee is not currently subject to a non-compete given the expiration of his employment agreement on February 28, 2009.

See the sections entitled “Pension Benefits” and “Potential Payments and Benefits Upon Termination” for additional information.

Perquisites and Other Personal Benefits

Pursuant to the terms of their individual employment agreements, our named executive officers are entitled to limited perquisites and personal benefits including, among other things, all or a combination of, a car allowance, tax and accounting advice and country club membership. We do not feel that perquisites should play an important role in the compensation of our executives, but also feel that the benefits described above are reasonable and in line with those provided to management level employees and align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our stockholders.

Change of Control

Our named executive officers are entitled to certain benefits upon a change of control (as defined in our applicable stock plan). These change of control benefits are designed to promote stability and continuity of senior management in the face of the potential uncertainty that a change of control may bring. Information regarding applicable payments upon a change of control for the named executive officers is provided under the heading “Potential Payments and Benefits Upon Termination.”

INCOME TAX AND ACCOUNTING CONSIDERATIONS

In the event total compensation for any named executive officer exceeds the $1 million threshold at which tax deductions are limited under Code Section 162(m), our Compensation/Stock Option Committee intends to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, our Compensation/Stock Option Committee may take such actions as it deems to be in the best interests of the stockholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral of a portion of the bonus or other compensation to a time when payment may be deductible by us; and/or (iii) modify existing programs to qualify bonuses and other performance-based compensation to be exempt from the deduction limit.

In December 2008, our Supplemental Benefit Plan and the employment agreements of Messrs. Schultz, Recchia, Herpich, Hogg and Husselbee were amended to bring the plan and the agreements into compliance with Section 409A of the Code.

COMPENSATION/STOCK OPTION COMMITTEE REPORT

We, the Compensation/Stock Option Committee of the Board of Directors of Valassis Communications, Inc, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

This Compensation/Stock Option Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

COMPENSATION/STOCK OPTION COMMITTEE

Patrick F. Brennan, Chairman

Dr. Walter H. Ku

Marcella A. Sampson

Ambassador Faith Whittlesey

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008

The following Summary Compensation Table sets forth the compensation of our named executive officers during the 2008, 2007 and 2006 fiscal years; however, 2007 and 2006 information is not provided for Mr. Husselbee as he was not a named executive officer during such fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Alan F. Schultz	2008	930,000	232,313	1,763,123	429,692	255,404		55,012	3,665,544
Chief Executive Officer,	2007	780,000	319,641	919,260	624,000	143,109		25,485	2,811,495
President and Director	2006	780,000	384,525	1,459,940	193,050	151,861		54,398	3,023,774
Robert L. Recchia	2008	515,000	55,496	440,716	257,442	48,007		27,188	1,343,849
Executive Vice President,	2007	445,000	93,398	428,988	356,000	143,367		25,192	1,491,945
Chief Financial Officer, Treasurer and Director	2006	390,000	80,246	547,648	96,525	77,475		52,875	1,244,769
Richard Herpich	2008	372,000	55,496	255,840	156,209	—	(6)	38,296	877,841
Executive Vice President,	2007	360,000	93,398	270,816	288,000	70,010		30,806	1,113,030
Sales and Marketing	2006	360,000	80,246	460,258	125,190	103,729		39,562	1,168,985
William F. Hogg, Jr.	2008	295,000	39,945	254,754	186,806	403,326		22,479	1,202,310
Executive Vice President	2007	290,000	39,945	309,513	232,000	408,737		18,269	1,298,464
of Manufacturing and Client Services	2006	290,000	29,070	431,844	138,431	—		29,433	918,778
Brian Husselbee(7)	2008	288,000	49,687	150,140	198,705	—		23,130	709,662
President and Chief Executive Officer of NCH Marketing Services, Inc.

(1)

This column represents the dollar amount of expense recognized for financial statement reporting purposes with respect to each specified year for the fair value of all shares of restricted stock granted to each of the named executive officers, regardless of when they were granted, determined in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 9 of the financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. See the “Grants of Plan-Based Awards” Table for additional information on awards made in 2008. These amounts reflect our accounting expense for these awards, as determined in accordance with SFAS 123R, and do not correspond to the actual value that may be realized by the named executive officers.

(2)

This column represents the dollar amount of expense recognized for financial statement reporting purposes with respect to each specified year for the fair value of all stock options granted to each of the named executive officers, regardless of when they were granted, determined in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to Note 9 of the financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to Note 8 of the financial statements in the Form 10-K for the respective year-end. These amounts reflect our accounting expense for these awards, as determined in accordance with SFAS 123R, and do not correspond to the actual value that may be realized by the named executive officers. See the “Grants of Plan-Based Awards” Table for additional information on options granted in 2008.

(3)

This column reflects amounts earned pursuant to bonus opportunities established under the named executive officers’ employment agreements, and, in the case of Mr. Schultz, with respect to fiscal years 2006 and 2007, in accordance with our Amended and Restated Senior Executive Bonus Plan and, with respect to fiscal year 2008, our 2008 Senior Executives Semi-Annual Bonus Plan. The compensation EBITDA performance targets (for fiscal year 2008) and EPS targets (for fiscal years 2007 and 2006) were set by our Compensation/Stock Option Committee as described in the Compensation Discussion and Analysis. In addition, certain performance targets for Messrs. Herpich, Hogg and Husselbee were set by our Chief Executive Officer.

(4)

This column represents the change during each year in the present value of the benefits payable under the Supplemental Benefit Plan to each of Messrs. Schultz, Recchia and Herpich, the participants under the plan, and the present value of the benefits payable under Mr. Hogg’s employment agreement with respect to 2008. See the section entitled “Pension Benefits” for additional information, including the present value assumptions used in this calculation. We do not maintain a nonqualified deferred compensation plan.

(5)

The compensation represented by the amounts set forth in the All Other Compensation column for the named executive officers are actual costs associated with each item of compensation and are detailed in the following table.

(6)

This does not include an amount for the change during 2008 in the present value of benefits payable under our Supplemental Benefit Plan to Mr. Herpich because the actual change was negative. This decrease of $79,178 was due to a change in the discount rate used in the calculation of present value of accumulated benefits from 5% in 2007 to 6% in 2008.

(7)	Mr. Husselbee was not a named executive officer during fiscal years 2007 and 2006.

Name	Year	Common Stock Match in Employee Stock Purchase Plan ($)(1)		Contribution to Employee Profit Sharing Plan ($)(2)	Tax Preparation Fees ($)	Car Allowance ($)	Country Club Dues ($)
Alan F. Schultz	2008	—		9,430	17,260	12,914	15,408
	2007	—		8,580	2,535	3,162	11,208
	2006	—		16,590	21,450	2,800	13,558
Robert L. Recchia	2008	1,188	(3)	9,430	1,225	9,045	6,300
	2007	1,115		8,580	1,195	8,002	6,300
	2006	21,400		16,590	2,915	6,510	5,460
Richard Herpich	2008	1,727	(3)	9,430	—	11,103	16,036
	2007	1,673		8,580	—	9,645	10,908
	2006	2,100		16,590	—	7,314	13,558
William F. Hogg, Jr.	2008	—		9,430	3,825	9,224	—
	2007	—		8,580	2,975	6,714	—
	2006	—		16,590	3,750	9,093	—
Brian Husselbee	2008	—		9,430	—	13,700	—

(1)

This column represents matching contributions to the named executive officer’s employee stock purchase plan account under our Employee Stock Purchase Plan. The matching contributions are equal to 25% of the executive’s contribution to the Employee Stock Purchase Plan, pursuant to which all employees are eligible to participate, and are in the form of our common stock. Effective January 1, 2008, we terminated the matching contribution feature of the Employee Stock Purchase Plan for all employees.

(2)	This column represents discretionary contributions we made on behalf of the named executive officers to our Employees’ Profit Sharing Plan, pursuant to which all employees participate.
(3)

Although we terminated the matching contribution feature of the Employee Stock Purchase Plan effective January 1, 2008, this amount reflects a matching restricted stock contribution to the named executive officer’s employee stock purchase plan account made in 2007, which vested in 2008.

GRANTS OF PLAN-BASED AWARDS IN 2008 FISCAL YEAR

The following table shows the range of potential payments that could have been earned under the cash incentive awards granted to our named executive officers in 2008, as well as the time-vested and performance-based stock awards granted to them during the year ended December 31, 2008.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards				Stock Awards: Number of Shares of Stock or Units (#)(1)		Option Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Options Awards ($)(3)
		Threshold ($)		Target ($)
Alan F. Schultz	1/1/08					22,500	(4)				263,025
	1/1/08							450,000	(5)	11.69	1,998,000
		14,180	(6)	429,692	(7)
		33,000	(6)	1,000,000	(7)
	5/12/08							550,000	(8)	16.18	3,382,500
Robert L. Recchia	1/1/08					4,500	(9)				52,605
	1/1/08							100,000	(5)	11.69	444,000
		8,498	(6)	257,442	(7)
		8,498	(6)	257,500	(7)
Richard Herpich	1/1/08					4,500	(10)				52,605
	1/1/08							100,000	(5)	11.69	444,000
		3,069	(11)	92,977	(12)
		3,069	(13)	279,000	(14)
William F. Hogg, Jr.	1/1/08							40,000	(5)	11.69	177,600
		2,434	(11)	73,740	(12)
		2,434	(13)	221,250	(14)
Brian Husselbee	1/1/08					2,500	(15)				29,225
	1/1/08							20,000	(5)	11.69	88,800
		2,376	(11)	71,985	(12)
		2,376	(13)	216,000	(14)

(1)

Pursuant to Messrs. Schultz’s, Recchia’s and Herpich’s respective employment agreements, we deliver annual restricted stock awards to such executives in January for performance in the preceding fiscal year. Accordingly, this column reflects the restricted stock grants made to such executives on January 1, 2008 for performance in 2007. For information regarding our annual restricted stock awards to such executives relating to 2008, see “Executive Compensation/Compensation Discussion and Analysis—Compensation Elements—Equity Compensation—Restricted Stock.” Messrs. Hogg and Husselbee are not entitled to grants of restricted stock under their employment agreements; however, they may receive discretionary grants of restricted stock and this column reflects all such grants during 2008.

(2)	This exercise price represents the closing sales price of our common stock on the date of grant.
(3)

This column shows the full grant date fair value of equity awards granted in 2008 determined in accordance with SFAS 123R, except that no assumptions as to forfeitures were made. A discussion of the assumptions used in calculating grant date fair value is set forth in Note 9 of the financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC.

(4)

This amount reflects awards granted to Mr. Schultz for fiscal 2007 performance. Pursuant to his employment agreement, Mr. Schultz was entitled to receive a non-performance based grant of 11,250 shares of restricted stock for fiscal 2007, which shares vest ratably over three years. Mr. Schultz was entitled to an additional 11,250 shares of restricted stock if the Company achieved 80% of the EPS performance target in 2007 and was entitled to an additional 11,250 shares of restricted stock if the Company achieved 115% of the EPS performance target in 2007. In both cases, the restricted stock vests one year from the date of grant. During 2007, the 80% performance target was satisfied; however, the 115% performance target was not satisfied. Therefore, Mr. Schultz was entitled to a total restricted stock grant of 22,500 shares for 2007. Although in accordance with his employment agreement such grant was not awarded to Mr. Schultz until January 1, 2008, the award pertains to fiscal 2007 and we recognized a portion of the award for financial statement reporting purposes in 2007.

(5)

Reflects a discretionary grant of options that become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing price per share of our common stock is equal to or exceeds $16.69, $21.69, and $26.69, respectively. In any event, however, the options vest in full on January 1, 2013 and will be exercisable until January 1, 2015.

(6)

These amounts reflect the minimum value of the potential incentive cash bonus payout if our compensation EBITDA exceeded 70% of the compensation EBITDA target for each applicable six-month performance period. The compensation EBITDA target is set by our Compensation/Stock Option Committee, as more fully described in the Compensation Discussion and Analysis. Actual bonus amounts earned in 2008 by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(7)	These amounts reflect the value of the potential incentive cash bonus payout if 100% of the compensation EBITDA target was satisfied for each applicable six-month performance period.
(8)

Reflects a discretionary grant of options that become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing price per share of our common stock is equal to or exceeds $21.18, $26.18, and $31.18, respectively. In any event, however, the options vest in full on May 12, 2013 and will be exercisable until May 12, 2015.

(9)

This amount reflects awards granted to Mr. Recchia for fiscal 2007 performance. Pursuant to his employment agreement, Mr. Recchia was entitled to receive a non-performance based grant of 2,250 shares of restricted stock for fiscal 2007. Mr. Recchia was entitled to an additional 2,250 shares of restricted stock if the Company achieved 80% of the EPS performance target in 2007 and was entitled to an additional 2,250 shares of restricted stock if the Company achieved 115% of the EPS performance target in 2007. During 2007, the 80% performance target was satisfied; however, the 115% performance target was not satisfied. Therefore, Mr. Recchia was entitled to an additional award of 2,250 restricted shares and a total restricted stock grant of 4,500 shares for 2007. Restricted shares awarded to Mr. Recchia vest ratably over three years. Although in accordance with his employment agreement such grant was not awarded to Mr. Recchia until January 1, 2008, the award pertains to fiscal 2007 and we recognized a portion of the award for financial statement reporting purposes in 2007.

(10)

This amount reflects awards granted to Mr. Herpich for fiscal 2007 performance. Pursuant to his employment agreement, Mr. Herpich was entitled to receive a non-performance based grant of 2,250 shares of restricted stock for fiscal 2007. Mr. Herpich was entitled to an additional 2,250 shares of restricted stock if the Company achieved 80% of the EPS performance target in 2007 and was entitled to an additional 2,250 shares of restricted stock if the Company achieved 115% of the EPS performance target in 2007. During 2007, the 80% performance target was satisfied; however, the 115% performance target was not satisfied. Therefore, Mr. Herpich was entitled to an additional award of 2,250 restricted shares and a total restricted stock grant of 4,500 shares for 2007. Restricted shares awarded to Mr. Herpich vest ratably over three years. Although in accordance with his employment agreement such grant was not awarded to Mr. Herpich until January 1, 2008, the award pertains to fiscal 2007 and we recognized a portion of the award for financial statement reporting purposes in 2007.

(11)

These amounts reflect the minimum value of the potential incentive cash bonus payout for the six-month period ending June 30, 2008 if our compensation EBITDA exceeded 70% of the compensation EBITDA target for such period. The compensation EBITDA target is set by our Compensation/Stock Option Committee, as more fully described in the Compensation Discussion and Analysis. Actual bonus amounts earned in 2008 by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(12)

These amounts reflect the value of the potential incentive cash bonus payout for the six-month period ending June 30, 2008 if 100% of the compensation EBITDA target was satisfied for such period. Actual bonus amounts earned in 2008 by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(13)

These amounts reflect the value of the potential incentive cash bonus payout for the six-month period ending December 31, 2008 if (i) our compensation EBITDA exceeded 70% of the compensation EBITDA target for such period and (ii) the named executive officer did not achieve his annual individual performance targets set by our Chief Executive Officer. Actual bonus amounts earned in 2008 by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(14)

These amounts reflect the value of the potential incentive cash bonus payout for the six-month period ending December 31, 2008 if (i) 100% of the compensation EBITDA target was satisfied for such period and (ii) the named executive officer achieved his individual performance targets set by our Chief Executive Officer. Actual bonus amounts earned in 2008 by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(15)	Reflects a discretionary grant of restricted stock granted to Mr. Husselbee which vests ratably over three years.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Contracts

We have employment agreements with each of our named executive officers, other than Mr. Husselbee. During 2008, Mr. Husselbee was employed as President and Chief Executive Officer of NCH pursuant to his employment agreement, which expired on February 28, 2009 (as described below). The following summary of certain provisions of these employment agreements does not purport to be complete and is subject to and is qualified in its entirety by reference to the actual text of the employment agreements of the named executive officers, copies of which are exhibits to our SEC filings.

Mr. Schultz’s employment agreement expires January 1, 2012, Mr. Herpich’s employment agreement expires December 31, 2009, Mr. Recchia’s employment agreement expires December 31, 2012, Mr. Hogg’s employment agreement expires January 1, 2010 and Mr. Husselbee’s employment agreement expired February 28, 2009. Pursuant to his employment agreement, effective July 1, 2008, Mr. Schultz is entitled to an annual base salary equal to $1,000,000. Pursuant to their respective employment agreements, Mr. Recchia is entitled to an annual base salary equal to $515,000, Mr. Herpich is entitled to an annual base salary equal to $372,000 and Mr. Hogg is entitled to an annual base salary of $295,000. Mr. Husselbee is entitled to an annual base salary equal to $288,000. For 2008, salaries paid to our named executive officers accounted for the following percentages of their total compensation: Mr. Schultz (25%), Mr. Recchia (38%), Mr. Herpich (42%), Mr. Hogg (25%) and Mr. Husselbee (41%).

Further, the employment agreements of each of Messrs. Herpich and Recchia provide that each executive is entitled to receive 2,250 shares of restricted stock for each year during the term of his respective employment agreement and up to an additional 4,500 shares of restricted stock for each year during the term of his employment agreement if we achieve certain performance targets. For 2008, pursuant to his employment agreement, Mr. Schultz was entitled to receive 11,250 shares of restricted stock and up to an additional 22,500 shares of restricted stock if we achieved certain performance targets. Pursuant to an amendment to his employment agreement, effective January 1, 2009, with respect to grants of restricted stock awards for fiscal year 2009 and thereafter, Mr. Schultz is no longer entitled to any automatic grants of restricted stock but is eligible to receive up to 33,750 shares of restricted stock during each year of the term of his employment agreement if we achieve certain performance targets. In addition, Mr. Schultz’s employment agreement was amended, effective July 1, 2008, to provide that he is entitled to semi-annual bonuses of up to 100% of his annual salary if we achieve certain performance targets set by our Compensation/Stock Option Committee. Pursuant to the terms of his employment agreement, Mr. Recchia is entitled to semi-annual bonuses of up to 50% of his annual salary if we achieve certain performance targets set by our Compensation/Stock Option Committee. Messrs. Herpich’s and Hogg’s employment agreements provide that they are entitled to a semi-annual bonus of up to 25% of their annual salary if we achieve certain performance targets set by our Compensation/Stock Option Committee and an annual bonus of up to 50% of their annual salary in accordance with certain performance targets (sales targets in the case of Mr. Herpich) set annually by our Chief Executive Officer in conjunction with our Compensation/Stock Option Committee.

In light of recent market conditions, financial covenants contained in our debt agreements, the decline in our stock price and our Compensation/Stock Option Committee’s desire to evaluate our Company’s financial performance for the entire year prior to making any bonus incentive awards, the employment agreements with Messrs. Recchia, Herpich and Hogg were amended in December 2008 to provide that, solely with respect to fiscal year 2009, (a) each of Messrs. Recchia, Herpich and Hogg is eligible to receive an annual cash bonus of up to 100% of base salary in lieu of his semi-annual and annual cash bonuses, as applicable, subject to the achievement of pre-established performance targets, and (b) our Compensation/Stock Option Committee has the sole and absolute discretion to reduce or eliminate any such bonus prior to the time it is paid, without the consent of such executive, whether or not such bonus is then earned or otherwise payable by its terms. See the “Compensation Discussion and Analysis” for additional information regarding the vesting periods applicable to the restricted stock awards described in this paragraph, as well as the performance targets applicable to certain of such awards and the amounts granted in fiscal 2008.

In connection with the potential sale of our subsidiary NCH and its subsidiaries, or the NCH Business, we did not enter into an employment agreement extension with Mr. Husselbee on or prior to his employment agreement’s expiration on February 28, 2009, and our Compensation/Stock Option Committee did not grant any discretionary stock options to him in January 2009, as had been historical practice at the beginning of a new year. While pursuing such sale, Mr. Husselbee remains employed “at will.” In addition, our Board of Directors created the following discretionary incentive program for Mr. Husselbee related to a potential sale of the NCH Business.

Success Fee. Pursuant to the incentive program, Mr. Husselbee may be entitled to a success fee, based on the criteria outlined below, in the event the NCH Business is sold to a strategic or private equity buyer without management participation or we terminate Mr. Husselbee other than “for cause” prior to the sale of the entire Business or just the European subsidiaries of the NCH Business. Management participation is defined as equity participation in any form by Mr. Husselbee in the purchase of the NCH Business or material participation on behalf of the purchaser by Mr. Husselbee that is outside of the normal scope of cooperation. In the event there is management participation by Mr. Husselbee, he is ineligible for any success fee. Furthermore, eligibility for the success fee is contingent on Mr. Husselbee’s good faith participation and cooperation throughout the process of selling the NCH Business. The success fee amounts range from a multiple of 1.25 to 2.25 times Mr. Husselbee’s annual base salary immediately prior to the closing, based upon the consideration and type of buyer involved. Currently, Mr. Husselbee’s annual base salary is $288,000.

In addition to the success fee, in the event the NCH Business is sold, the incentive program provides that we will seek approval of our Compensation/Stock Option Committee to accelerate the vesting of Mr. Husselbee’s outstanding options and restricted stock. Furthermore, the incentive program provides that we will use our best efforts to allow Mr. Husselbee to participate in any equity plan programs that impact his stock options or restricted stock per the terms of any such program.

Severance. In addition to the success fee, Mr. Husselbee is eligible for a lump-sum severance payment in the amount of his current salary in the event that (a) either (1) Mr. Husselbee does not enter into an employment agreement with the buyer contemporaneously with the closing or immediately post-closing of the sale of the NCH Business, or (2) Mr. Husselbee is not otherwise offered an employment or severance arrangement by the buyer within twelve months post-closing of the sale of the NCH Business, or (3) any existing severance obligation of the NCH Business is not honored by the buyer, and (b) Mr. Husselbee is actually terminated within twelve months of the closing of the sale of the NCH Business other than “for cause.” Eligibility for any severance payment is contingent on Mr. Husselbee’s good faith participation and cooperation throughout the process of selling the NCH Business. In addition, Mr. Husselbee may be entitled to continued health plan participation for the severance period.

European Subsidiaries. In the event that only the European subsidiaries of the NCH Business are sold, Mr. Husselbee may be entitled to a lump-sum success fee of $125,000, but only in the event that the European subsidiaries of the NCH Business are sold without management participation and contingent upon his good faith participation and cooperation in the process of selling such subsidiaries. Mr. Husselbee is also eligible for a lump-sum severance payment in the same amount, and under the same conditions, as set forth above under “Severance.”

We may be unable to find a suitable buyer for NCH or any of its European subsidiaries. In such event, our Compensation/Stock Option Committee may consider a new employment agreement and/or stock option grants for Mr. Husselbee at such time.

Provisions of the employment agreements of our named executive officers that relate to severance pay and termination benefits are described below in the section entitled “Potential Payments and Benefits Upon Termination.”

Non-equity Incentive Plan Compensation

The non-equity incentive plan compensation set forth in the Summary Compensation Table for Fiscal Year 2008 reflects annual cash incentive compensation under the executives’ employment agreements and, in the case of Mr. Schultz, in accordance with our 2008 Senior Executives Semi-Annual Bonus Plan. Annual cash incentive compensation is earned based upon the achievement of a threshold compensation EBITDA target and, in the cases of Messrs. Herpich, Hogg and Husselbee, additional individual performance targets, and is payable as a percentage of salary as set forth in the executive’s employment agreement.

The threshold and target amounts set forth in the Grants of Plan-Based Awards in 2008 Fiscal Year table represent the potential amounts that could have been earned if our compensation EBITDA exceeded 70% or achieved 100%, respectively, of the compensation EBITDA target set by our Compensation/Stock Option Committee for each applicable six-month performance period.

Restricted Stock

We grant restricted stock to Messrs. Schultz, Recchia and Herpich pursuant to our 2008 Omnibus Incentive Compensation Plan in amounts set forth in the executives’ employment agreements. From time to time, we grant, or have granted, restricted stock to Mr. Hogg and Mr. Husselbee pursuant to our 2008 Omnibus Incentive Compensation Plan (or other applicable plan at the time) in discretionary amounts that are approved by our Compensation/Stock Option Committee. Each year, one-third of the shares of restricted stock provided for in the employment agreements of Messrs. Recchia and Herpich vest over a three-year period and are non- performance based. The remaining two-thirds of the shares of restricted stock granted pursuant to the employment agreements of Messrs. Recchia and Herpich are granted based upon the achievement of specified financial performance targets and then generally vest over a three-year period, beginning with the first anniversary of the grant date. For all grants on or prior to January 1, 2009, one-third of the shares of restricted stock provided for in Mr. Schultz’s employment agreement vest over a three-year period and are non- performance based. The remaining two-thirds of the shares of restricted stock granted pursuant to Mr. Schultz’s employment agreement were granted based upon the achievement of specified financial performance targets and then generally vest over a one-year period, beginning with the first anniversary of the grant date. Effective January 1, 2009, all of the subsequent shares of restricted stock granted pursuant to Mr. Schultz’s employment agreement are granted based upon the achievement of specified performance targets and then vest over a three-year or one-year period depending on the level of performance reached, beginning with the first anniversary of the grant date. For more information about these performance targets and the vesting schedules, see “Compensation Discussion and Analysis.”

Shares of restricted stock granted to executives under our 2008 Omnibus Incentive Compensation Plan vest immediately upon the death or disability or upon a change of control of the company or other special circumstances. During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights provided the executives remain employed. Currently, we have no plans to pay cash dividends.

Stock Options

We grant stock options to our named executive officers pursuant to our 2008 Omnibus Incentive Compensation Plan. The option exercise price is equal to the closing sales price of our common stock on the date of grant. One-third of the stock options will vest upon achieving each of three common stock market price thresholds, provided that in any event the options will vest in full five years from the date of grant and have a term of two years thereafter. Generally, stock options are not transferable; however, our 2008 Omnibus Incentive Compensation Plan permits transfer (a) by will or the laws of descent and distribution or (b) to a family member (as defined in the Form S-8 Registration Statement under the Securities Act of 1933) as a gift or by a domestic relations order, only if, in each case, the transferee executes a written consent to be bound by the terms of the applicable stock option agreement. Stock options will become immediately exercisable in (a) the event of a change of control of the Company (as defined in the plan) unless otherwise provided in an individual award agreement, or (b) upon certain events of termination as specified in an individual award agreement and death and disability.

Additional Information

We have provided additional information regarding the compensation we pay to our named executives in the “Compensation Discussion and Analysis” section of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table provides information on the holdings of stock option and stock awards by the named executive officers on December 31, 2008. This table includes options that are exercisable, unearned options (with performance conditions that had not been satisfied), unvested restricted stock and unearned stock (with performance conditions that had not been satisfied). The vesting schedule for each grant that has not yet vested is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of our stock as of December 31, 2008, which was $1.32. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the “Compensation Discussion and Analysis” section of this proxy statement.

Name	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alan F. Schultz	10/1/2002	135,000		35.20	10/1/2009
	4/1/2003	135,000		25.71	4/1/2010
	10/1/2003	135,000		26.90	10/1/2010
	4/1/2004	135,000		30.76	4/1/2011
	10/1/2004	135,000		30.10	10/1/2011
	4/1/2005	135,000		35.26	4/1/2012
	4/1/2006	0	135,000	29.37	4/1/2013
	1/1/2007	15,000	30,000	14.50	1/1/2014
	1/1/2008	0	450,000	11.69	1/1/2015
	5/12/2008	0	550,000	16.18	5/12/2015
						1/1/2006	3,750	4,950
						1/1/2007	7,500	9,900
						1/1/2008	11,250	14,850
						1/1/2008	11,250	14,850
Robert L. Recchia	10/1/2002	28,125		35.20	10/1/2009
	4/1/2003	28,125		25.71	4/1/2010
	10/1/2003	28,125		26.90	10/1/2010
	4/1/2004	56,250		30.76	4/1/2011
	10/1/2004	56,250		30.10	10/1/2011
	4/1/2005	56,250		35.26	4/1/2012
	4/1/2006	0	56,250	29.37	4/1/2013
	1/1/2007	8,334	16,666	14.50	1/1/2014
	7/1/2007	0	60,000	17.19	7/1/2014
	1/1/2008	0	100,000	11.69	1/1/2015
						1/1/2006	750	990
						1/1/2006	750	990
						1/1/2007	750	990
						1/1/2007	750	990
						1/1/2008	2,250	2,970
						1/1/2008	2,250	2,970

Name	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard Herpich	10/1/2002	56,143		35.20	10/1/2009
	4/1/2003	18,714		25.71	4/1/2010
	10/1/2003	18,715		26.90	10/1/2010
	4/1/2004	56,143		30.76	4/1/2011
	10/1/2004	56,143		30.10	10/1/2011
	4/1/2005	56,143		35.26	4/1/2012
	1/1/2007	8,334	16,666	14.50	1/1/2014
	8/1/2007	0	25,000	10.96	8/1/2014
	1/1/2008	0	100,000	11.69	1/1/2015	1/1/2006	750	990
						1/1/2006	750	990
						1/1/2007	750	990
						1/1/2007	750	990
						1/1/2008	2,250	2,970
						1/1/2008	2,250	2,970
William F. Hogg, Jr.	7/1/2001	100,000		35.80	7/1/2011
	12/4/2001	8,000		35.51	12/4/2011
	10/1/2002	43,750		35.20	10/1/2009
	4/1/2003	43,750		25.71	4/1/2010
	10/1/2003	43,750		26.90	10/1/2010
	4/1/2004	43,750		30.76	4/1/2011
	10/1/2004	43,750		30.10	10/1/2011
	4/1/2005	43,750		35.26	4/1/2012
	4/1/2006	0	43,750	29.37	4/01/2013
	1/1/2007	8,334	16,666	14.50	1/1/2014
	1/1/2008	0	40,000	11.69	1/1/2015
						1/1/2006	1,000	1,320
						1/1/2007	1,500	1,980
Brian Husselbee	1/1/2000	3,000		42.31	1/1/2010
	12/5/2000	6,000		28.31	12/5/2010
	12/4/2001	6,000		35.51	12/4/2011
	10/1/2002	5,000		35.20	10/1/2012
	3/4/2003	65,000		23.19	3/4/2013
	12/2/2003	50,000		28.58	12/2/2013
	12/7/2004	8,000		34.54	12/7/2014
	1/1/2007	8,334	16,666	14.50	1/1/2014
	8/1/2007	0	10,000	10.96	8/1/2014
	1/1/2008	0	20,000	11.69	1/1/2015
						1/1/2006	1,000	1,320
						1/1/2007	1,500	1,980
						1/1/2008	2,500	3,300

Outstanding Option Awards Vesting Schedule

Grant Date	Vesting Schedule

4/1/2006	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $34.37, $39.37 and $44.37, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

1/1/2007	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $19.50, $24.50 and $29.50, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

7/1/2007	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $22.19, $27.19 and $32.19, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

8/1/2007	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $15.96, $20.96 and $25.96, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

1/1/2008	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $16.69, $21.69 and $26.69, respectively. In any event, however, the options vest in full on the fifth anniversary of the grant date.

5/12/2008	Vests in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of our common stock is equal to or exceeds $21.18, $26.18 and $31.18, respectively. In any event, however, the options vest in full on the third anniversary of the grant date.

Outstanding Stock Awards Vesting Schedule

Grant Date	Vesting Schedule

1/1/2006	Vests in increments of 33.333%, 33.333% and 33.334% on each of the first three anniversaries of the grant date.

1/1/2008A	Vests in full on the first anniversary of the grant date.

1/1/2007	Vests in increments of 33.333%, 33.333% and 33.334% on each of the first three anniversaries of the grant date.

1/1/2008	Vests in increments of 33.333%, 33.333% and 33.334% on each of the first three anniversaries of the grant date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

The following table provides information on the number of shares acquired and the value realized upon the vesting of restricted stock by the named executive officers during the year ended December 31, 2008 (and before payment of any applicable withholding tax). None of the named executive officers exercised stock options during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Alan F. Schultz	—	—	11,250	131,513
Robert L. Recchia	—	—	3,750	43,838
Richard Herpich	—	—	3,750	43,838
William F. Hogg, Jr.	—	—	1,750	20,458
Brian Husselbee	—	—	2,750	32,148

(1)	Amounts reflect the closing market value of the common stock on the day that the stock vested.

PENSION BENEFITS

We established a Supplemental Benefit Plan in 1998 and amended the Plan in 2002 and twice in 2008. Our Supplemental Benefit Plan covers management employees who are designated by our Compensation/Stock Option Committee. Participating employees earn credited service for each year of continuous service with us. The annual amount of supplemental benefit is calculated by multiplying a participant’s years of credited service by 2% of the participant’s average annual base compensation while employed by us for the 36 months immediately preceding retirement or other termination of employment. The normal retirement age is 65 or such earlier time as the participant is disabled, dies, is terminated without cause or there is a change of control of the company. The amount of supplemental benefit provided by our Supplemental Benefit Plan was payable semi-annually and, as a result of an amendment to the Plan in March 2008, is now payable annually, for a period of 10 years, commencing upon retirement, death or other termination of employment (or six months and a day thereafter with respect to certain amounts that were not earned and vested on December 31, 2004). The Supplemental Benefit Plan also provides that each participant is entitled to continued medical, prescription and dental benefits on terms similar to those provided under company-sponsored plans for a period of 10 years following retirement or other termination of employment. The benefits under the Supplemental Benefit Plan are provided subject to the participating employee’s compliance with the non-competition and non-solicitation provision in the plan. Any participant who violates the non-competition and non-solicitation restrictions forfeits participation under the plan and any further benefits thereunder. Participants do not contribute to the plan. The plan is unfunded and not qualified for tax purposes. The Plan was amended in December 2008 to comply with Section 409A of the Code.

Base compensation under the plan excludes bonuses, commissions or other compensation of any kind. Three-year average base compensation for each of Mr. Schultz, Mr. Recchia and Mr. Herpich, who were participants under the plan as of the end of 2008 is: Mr. Schultz $830,000, Mr. Recchia $450,000 and Mr. Herpich $364,000. The benefits under the Supplemental Benefit Plan are not subject to any reduction for Social Security or any other offset amounts.

In May 2007, in connection with an amendment to his employment agreement, Mr. Hogg was granted the right pursuant to the agreement to receive a supplemental retirement benefit commencing upon retirement, death, disability, change of control or other termination of employment without “Cause” (as defined in Mr. Hogg’s employment agreement) based on Mr. Hogg’s credited service for each year of continuous service with the company, subject to certain vesting requirements. The annual amount of the supplemental benefit is calculated by multiplying Mr. Hogg’s years of credited service by 2% of his average annual base compensation while employed by Valassis for the 36 months immediately preceding retirement or other termination of employment. The normal retirement age is 65 or such earlier time as he is disabled, dies, is terminated without cause or there is a change of control of the company. The amount of supplemental benefit is payable semi-annually for a period of 10 years, commencing six months and a day after his retirement, death or other termination of employment. The employment agreement also provides that Mr. Hogg is entitled to continued medical, prescription and dental benefits on terms similar to those provided under company-sponsored plans for a period of 10 years following retirement or other termination of employment. The benefits under the agreement are provided subject to Mr. Hogg’s compliance with the non-competition and non-solicitation provisions in his employment agreement. If Mr. Hogg violates the non-competition and non-solicitation restrictions he also forfeits the severance amounts and other benefits provided for by the agreement. Three-year average base compensation for Mr. Hogg is $291,667.

The table below shows the present value of accumulated benefits at December 31, 2008 payable to each of the covered named executive officers, including the number of years of service credited to such named executive officers, under our Supplemental Benefit Plan using a discount rate of 6%. The table also shows the present value of accumulated benefits at December 31, 2008 payable to Mr. Hogg pursuant to his employment agreement using a discount rate of 6%. Mr. Husselbee was not a participant under our Supplemental Benefit Plan nor was entitled to any supplemental retirement benefits under his employment agreement at December 31, 2008.

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)
Alan F. Schultz	Supplemental Benefit Plan	24	3,103,379
Robert L. Recchia	Supplemental Benefit Plan	26	1,701,945
Richard Herpich	Supplemental Benefit Plan	30	1,610,537
William F. Hogg, Jr.	Supplemental Benefit	30	812,063

(1)

Also includes the estimated incremental lump-sum present value of the payment obligations of our Company with respect to continued medical, prescription and retirement benefits for each of the officers named in the table, calculated in accordance with generally accepted accounting principles for financial reporting purposes assuming (a) termination occurred on December 31, 2008, (b) a 6% discount rate (as compared to a 5% discount rate used for 2007), and (c) increases in the cost of coverage trending from 11% to 5% over the 10-year coverage term.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION

Estimated Payments Upon Death or Disability

In the event of a termination by reason of death or disability of an executive officer (as defined in the respective employment agreements), we are required, pursuant to the executive’s employment agreement, to pay to such executive or his estate in a lump-sum his annual base salary through the date of termination and any deferred compensation and any accrued vacation pay to the date of termination. In such event, pursuant to his employment agreement amendment in 2008, Mr. Schultz is also entitled to receive an amount equal to his pro rata share of half of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period). Mr. Recchia is also entitled to receive an amount equal to his pro rata share of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period).

Estimated Payments Upon Termination For Other Reasons

Under the terms of Mr. Schultz’s employment agreement, if we terminate his employment other than for Cause (as defined in his employment agreement), or if he terminates his employment for Good Reason (as defined in his employment agreement), then he is entitled to receive his base salary for the duration of the term of his employment agreement, a lump-sum cash bonus in an amount equal to two times half of his maximum semi-annual cash bonus for the current six-month period (whether or not earned), and any deferred compensation and any accrued vacation pay to the date of termination. Pursuant to his employment agreement amendment in 2008, he is also entitled to receive the pro rata share of half of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period). Under the terms of Mr. Recchia’s employment agreement, if we terminate his employment other than for Cause (as defined in his employment agreement), or if he terminates his employment for Good Reason (as defined in his employment agreement), then he is entitled to receive his base salary for the duration of the term of his employment agreement, a lump-sum cash bonus in an amount equal to two times his maximum semi-annual cash bonus for the current six-month period (whether or not earned), and any deferred compensation and any accrued vacation pay to the date of termination. He is also entitled to receive the pro rata share of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period). Under the terms of the employment agreements with Messrs. Herpich and Hogg, if we terminate the executive’s employment other than for Cause (as defined in the respective employment agreements), we are obligated to continue to pay such executive a base salary for the duration of the term of his employment agreement, a lump-sum cash bonus in an amount equal to two times his maximum semi-annual cash bonus for the current six-month period (whether or not earned), and any deferred compensation and any accrued vacation pay to the date of termination. All of the employment agreements with the named executive officers provide that, under certain circumstances, we are also required to maintain our executive’s participation in all employee welfare and medical benefit plans in which the executive was eligible to participate at the time of his termination.

If we terminate the employment of Messrs. Schultz or Recchia for Cause, or any of them terminates his employment with us without Good Reason, such executive officer is entitled to receive any compensation earned through the date of termination and any previously deferred compensation. Following this payment, except as provided below, we will then have no further obligations to the terminated executive officer under his employment agreement. Under the terms of the employment agreements for Messrs. Herpich and Hogg, if we terminate the employment of such executive officer for Cause, we will pay such executive officer any compensation earned through the date of termination and any previously deferred compensation. Following this payment, we will then have no further obligations to the terminated executive officer under his employment agreement.

The employment agreements with our named executive officers, excluding Mr. Husselbee, prohibit the executives from competing with us during the periods of their scheduled employment with us. In the case of Mr. Herpich and Mr. Hogg, this non-competition provision may continue for up to two years following the termination of their employment, at our option, provided that we pay Mr. Herpich and Mr. Hogg their then-existing annual base salary during the extended period. In the case of Mr. Recchia, this non-competition provision continues for up to two years following the termination of his employment with us, provided that during the extended period he furnishes advisory and consulting services to us and we pay him his annual base salary. Mr. Schultz’s employment agreement provides that this non-competition provision extends for seven years after the later of the expiration date of his employment period or severance period, as the case may be, so long as we pay Mr. Schultz his annual base salary during each of the first three years of such seven-year period as well as an amount equal to one-half of such annual base salary during each of the last four years of such period.

Because Mr. Husselbee’s employment agreement expired on February 28, 2009 and he is currently employed on an “at will” basis, in the event of his termination, he may be entitled to receive benefits commensurate with our standard severance policies. In addition, Mr. Husselbee may be entitled to additional benefits in connection with the potential sale of our subsidiary NCH and its subsidiaries. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information regarding such benefits.

Estimated Payments Upon a Change of Control

Upon a change of control (as defined in our applicable stock option plan) all options granted to the named executive officers become fully exercisable. In addition, we have agreed to reimburse the named executive officers for all excise taxes that are imposed on the executives by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executives as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Upon a change of control (as defined in our applicable restricted stock plan), shares of restricted stock vest immediately. In addition, a change of control of our Company could result in one or more of the executives being terminated other than for Cause, or one or more of Messrs. Schultz and Recchia terminating his respective employment for Good Reason. In either of these events, the severance arrangements described above would apply.

The tables below describe and quantify certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2008, or if a change of control occurred on that date, given the named executive officer’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees. In addition, the tables below do not include amounts that the participating named executive officers are entitled to under our Supplemental Benefit Plan, which are discussed above under “Pension Benefits.” Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

ALAN F. SCHULTZ

The following table shows the potential payments upon termination or a change of control of the company for Mr. Schultz, our President and Chief Executive Officer.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Good Reason ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	—	—	4,000,000	4,000,000	—	4,000,000	—	—
Accelerated Options(2)	—	0	0	0	—	0	0	0
Accelerated Restricted Stock(3)	—	44,550	44,550	44,550	—	44,550	44,550	44,550
Continuation of Healthcare Benefits(4)	—	—	—	—	—	—	—	—
Non-compete(5)	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	—
Estimated Tax Gross-up(6)	—	—	—	—	—	0	—	—

Total	5,000,000	5,044,550	9,044,550	9,044,550	5,000,000	9,044,550	5,044,550	44,550

(1)

Reflects (i) annual base salary paid bi-weekly for the remainder of the term of the executive’s employment agreement following termination, plus (ii) a lump-sum cash bonus in an amount equal to two times half of the executive’s maximum semi-annual cash bonus for the current six-month period (whether or not earned) plus a pro rata share of half of the executive’s semi-annual bonus for the six-month period in which termination occurs (whether earned or not).

(2)

Reflects the value of options that become fully exercisable following the date of termination. Mr. Schultz has options exercisable for 1,165,000 shares of our common stock which vest upon termination. However, the intrinsic value of the unexercisable options as of December 31, 2008 was $0 because the exercise price of each option was higher than our stock price on December 31, 2008.

(3)	Reflects the shares of restricted stock that would become vested based on a fair market value per share of $1.32.
(4)	For information regarding the value of all future payments which the executive would be entitled to receive under our health plans, see the section entitled “Pension Benefits.”
(5)	Reflects the estimated value of all future payments (paid bi-weekly) which the executive would be entitled to receive pursuant to the non-competition provision contained in his employment agreement.
(6)

Under the executive’s employment agreement, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Based on our estimates, we would not be required to pay an excise tax on any employment termination described above in connection with, or upon, a change of control.

ROBERT L. RECCHIA

The following table shows the potential payments upon termination or a change of control of the company for Mr. Recchia, our Executive Vice President, Chief Financial Officer and Treasurer.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Good Reason ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	—	—	2,575,000	2,575,000	—	2,575,000	—	—
Accelerated Options(2)	—	0	0	0	—	0	0	0
Accelerated Restricted Stock(3)	—	9,900	9,900	9,900	—	9,900	9,900	9,900
Continuation of Healthcare Benefits(4)	—	—	—	—	—	—	—	—
Non-compete(5)	1,030,000	1,030,000	1,030,000	1,030,000	1,030,000	1,030,000	1,030,000	—
Estimated Tax Gross-up(6)	—	—	—	—	—	0	—	—

Total	1,030,000	1,039,900	4,278,908	4,278,908	1,030,000	4,278,908	1,039,900	9,900

(1)

Reflects (i) annual base salary paid bi-weekly for the remainder of the term of the executive’s employment agreement following termination, plus (ii) a lump-sum bonus equal to two times the executive’s maximum semi-annual cash bonus for the current six-month period plus a pro rata share of the executive’s semi-annual bonus for the six-month period in which termination occurs (whether earned or not).

(2)

Reflects the value of options that become fully exercisable following the date of termination. Mr. Recchia has options exercisable for 232,916 shares of our common stock which vest upon termination. However, the intrinsic value of the unexercisable options as of December 31, 2008 was $0 because the exercise price of each option was higher than our stock price on December 31, 2008.

(3)	Reflects the shares of restricted stock that would become vested based on a fair market value per share of $1.32.
(4)	For information regarding the value of all future payments which the executive would be entitled to receive under our health plans, see the section entitled “Pension Benefits.”
(5)	Reflects the estimated value of all future payments (paid bi-weekly) which the executive would be entitled to receive pursuant to the non-competition provision contained in his employment agreement.
(6)

Under the executive’s employment agreement, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Based on our estimates, we would not be required to pay an excise tax on any employment termination described above in connection with, or upon, a change of control.

RICHARD HERPICH

The following table shows the potential payments upon termination or a change of control of the company for Mr. Herpich, our Executive Vice President, Sales and Marketing.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Good Reason ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	—	—	744,000	744,000	—	744,000	—	—
Accelerated Options(2)	—	0	0	0	—	0	0	0
Accelerated Restricted Stock(3)	—	9,900	9,900	9,900	—	9,900	9,900	9,900
Continuation of Healthcare Benefits(4)	—	—	—	—	—	—	—	—
Non-compete(5)	744,000	744,000	744,000	744,000	—	744,000	744,000	—
Estimated Tax Gross-up(6)	—	—	—	—	—	0	—	—

Total	744,000	753,900	1,497,900	1,497,900	0	1,497,900	753,900	9,900

(1)

Reflects (i) annual base salary paid bi-weekly for the remainder of the term of the executive’s employment agreement following termination, plus (ii) a lump-sum bonus equal to two times the executive’s maximum semi-annual cash bonus for the current six-month period.

(2)

Reflects the value of options that become fully exercisable following the date of termination. Mr. Herpich has options exercisable for 141,666 shares of our common stock which vest upon termination. However, the intrinsic value of the exercisable options as of December 31, 2008 was $0 because the exercise price of each option was higher than our stock price on December 31, 2008.

(3)	Reflects the shares of restricted stock that would become vested based on a fair market value per share of $1.32
(4)	For information regarding the value of all future payments which the executive would be entitled to receive under our health plans, see the section entitled “Pension Benefits.”
(5)

Reflects the estimated value of all future potential payments (paid bi-weekly) which the executive may be entitled to receive pursuant to the non-competition provision contained in his employment agreement assuming that we decide to enforce the non-competition provision and pay this additional amount.

(6)

Under the executive’s employment agreement, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Based on our estimates, we would not be required to pay an excise tax on any employment termination described above in connection with, or upon, a change of control.

WILLIAM F. HOGG, JR.

The following table shows the potential payments upon termination or a change of control of the company for Mr. Hogg, our Executive Vice President of Manufacturing and Client Services.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Good Reason ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	—	—	590,000	590,000	—	590,000	—	—
Accelerated Options(2)	—	0	0	0	—	0	0	0
Accelerated Restricted Stock(3)	—	3,300	3,300	3,300	—	3,300	3,300	3,300
Continuation of Healthcare Benefits(4)	—	—	—	—	—	—	—	—
Non-compete(5)	590,000	590,000	590,000	590,000	—	590,000	590,000	—
Estimated Tax Gross-up(6)	—	—	—	—	—	0	—	—

Total	590,000	593,300	1,183,300	1,183,300	0	1,183,300	593,300	3,300
(1)

Reflects (i) annual base salary paid bi-weekly for the remainder of the term of the executive’s employment agreement following termination, plus (ii) a lump-sum bonus equal to two times the executive’s maximum semi-annual cash bonus for the current six-month period.

(2)

Reflects the value of options that become fully exercisable following the date of termination. Mr. Hogg has options exercisable for 100,416 shares of our common stock which vest upon termination. However, the intrinsic value of the unexercisable options as of December 31, 2008 was $0 because the exercise price of each option was higher than our stock price on December 31, 2008.

(3)	Reflects the shares of restricted stock that would become vested based on a fair market value per share of $1.32
(4)	For information regarding the value of all future payments which the executive would be entitled to receive under our health plans, see the section entitled “Pension Benefits.”
(5)

Reflects the estimated value of all future potential payments (paid bi-weekly) which the executive may be entitled to receive pursuant to the non-competition provision contained in his employment agreement assuming that we decide to enforce the non-competition provision and pay this additional amount.

(6)

Under the executive’s employment agreement, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive by Section 280G and Section 4999 of the Code and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G and Section 4999 excise taxes. Based on our estimates, we would not be required to pay an excise tax on any employment termination described above in connection with, or upon, a change of control.

BRIAN HUSSELBEE

Because the employment agreement with Mr. Husselbee, the President and Chief Executive Officer of NCH, expired on February 28, 2009 and he is currently employed on an “at will” basis, in the event of his termination, he may be entitled to receive benefits commensurate with our standard severance policies. In addition, if Mr. Husselbee is terminated involuntarily not for Cause, terminated for Good Reason or a Change of Control occurs, Mr. Husselbee’s options for 46,666 shares of our common stock will accelerate upon termination. However, the intrinsic value of the unexercisable options as of December 31, 2008 was $0 because the exercise price of each option was higher than our stock price on December 31, 2008. In addition $6,600 reflects the amount attributable to the shares of restricted stock that would become vested in the event of termination by reason of death, disability, retirement or involuntarily termination not for Cause, termination for Good Reason or a Change of Control based on a fair market value per-share of $1.32. Furthermore, Mr. Husselbee may be entitled to additional benefits in connection with the potential sale of our subsidiary NCH and its subsidiaries. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information regarding such benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 with respect to shares of our common stock that may be issued under our existing equity compensation plans, including our Broad-Based Incentive Plan, our Amended and Restated 1992 Long-Term Incentive Plan, our 2002 Long-Term Incentive Plan, our 2005 Executive Restricted Stock Plan, our 2005 Employee and Director Restricted Stock Award Plan, our ADVO Inc. 2006 Incentive Compensation Plan, as amended, and our 2008 Omnibus Incentive Compensation Plan.

Plan Category	A	B	C
	Number of Securities to be Issued upon Exercise of Outstanding Option(s)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	6,360,844	$23.47	6,221,180
Equity Compensation Plans Not Approved by Stockholders(2)	2,264,921	$19.68	—

(1)

Consists of our 2002 Long-Term Incentive Plan, our Amended and Restated 1992 Long-Term Incentive Plan, our 2005 Executive Restricted Stock Plan, our 2005 Employee and Director Restricted Stock Award Plan and our 2008 Omnibus Incentive Compensation Plan.

(2)	Consists of our Broad-Based Incentive Plan and our ADVO, Inc. 2006 Incentive Compensation Plan, which we assumed in connection with our acquisition of ADVO.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock by our directors, our named executive officers as well as all of our directors and executive officers as a group, as of March [    ], 2009. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For purposes of calculating the percentage beneficially owned, the number of shares of our common stock includes [                    ] shares of our common stock outstanding as of March [    ], 2009 and the shares of our common stock subject to options held by the person or group that are currently exercisable or exercisable within 60 days from March [    ], 2009. The address of all persons listed below is c/o Valassis Communications, Inc., 19975 Victor Parkway, Livonia, Michigan 48152.

Name	Shares Beneficially Owned(1)		Percent
Joseph B. Anderson	18,894	(2)	*
Patrick F. Brennan	64,086	(3)	*
Kenneth V. Darish	56,153	(4)	*
Richard Herpich	301,182	(5)	*
William F. Hogg, Jr.	396,961	(7)	*
Brian Husselbee	164,917	(8)
Dr. Walter H. Ku	46,433	(9)	*
Robert L. Recchia	316,001	(10)	*
Marcella A. Sampson	61,586	(11)	*
Alan F. Schultz	1,038,706	(12)	[	]%
Wallace S. Snyder	1,750
Faith Whittlesey	85,394	(13)	*
All executive officers and directors as a group (12 persons)	2,552,063	(14)	[	]%

*	Less than 1.0%.
(1)	Unless otherwise noted, each director and executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.
(2)	Includes currently exercisable options to purchase 15,000 shares of common stock granted to independent directors pursuant to our executive long-term incentive plans.
(3)	Includes currently exercisable options to purchase 54,000 shares of common stock granted to independent directors pursuant to our executive long-term incentive plans.
(4)	Includes currently exercisable options to purchase 49,000 shares of common stock granted to independent directors pursuant to our executive long-term incentive plans.
(5)	Includes currently exercisable options to purchase 270,335 shares of common stock granted pursuant to our executive long-term incentive plans.
(7)	Includes currently exercisable options to purchase 378,834 shares of common stock pursuant to our executive long-term incentive plans.
(8)	Includes currently exercisable options to purchase 151,334 shares of common stock granted pursuant to our executive long-term incentive plans.
(9)	Includes currently exercisable options to purchase 40,000 shares of our common stock granted pursuant to our executive long-term incentive plans.
(10)	Includes currently exercisable options to purchase 261,459 shares of our common stock granted to independent directors pursuant to our executive long-term incentive plans.
(11)	Includes currently exercisable options to purchase 54,000 shares of our common stock pursuant to our executive long-term incentive plans.
(12)	Includes currently exercisable options to purchase 825,000 shares of our common stock granted to independent directors pursuant to our executive long-term incentive plans.
(13)	Includes currently exercisable options to purchase 70,000 shares of our common stock granted to independent directors pursuant to our executive long-term incentive plans.
(14)	This number includes currently exercisable options to purchase 2,168,962 shares of our common stock pursuant to our executive long-term incentive plans.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2008 all Section 16(a) filing requirements applicable to our officers and directors were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents information concerning the ownership of our common stock by all holders who beneficially owned more than 5% of the outstanding shares of our common stock as of March [    ], 2009.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, Inc.(1) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	4,366,604	9.09%
Hotchkis and Wiley Capital Management, LLC(2) 725 South Figueroa Street, 39th Floor Los Angeles, California 90017-5439	5,142,214	10.70%
Kennedy Capital Management, Inc. (3) 10829 Olive Blvd. St. Louis, MO 63141	2,444,194	5.1%
Peninsula Capital Advisors, LLC(4) 404B East Main Street Charlottesville, VA 22902	3,000,000	6.24%

(1)

According to information contained in a Schedule 13G filed with the SEC on February 12, 2009, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 1,969,704 shares of our common stock and sole dispositive power with respect to 4,366,604 shares of our common stock.

(2)

According to information contained in a Schedule 13G/A filed with the SEC on February 13, 2009, Hotchkis and Wiley Capital Management, LLC, in its capacity as investment advisor, has sole voting power with respect to 3,357,114 shares of our common stock and sole dispositive power with respect to 5,142,214 shares of our common stock.

(3)

According to information contained in a Schedule 13G filed with the SEC on February 13, 2009, Kennedy Capital Management Inc., in its capacity as investment advisor, has sole voting and dispositive power with respect to 2,444,194 shares of our common stock.

(4)

According to information contained in a Schedule 13G filed with the SEC on January 26, 2009, Peninsula Capital Advisors, LLC (“Peninsula”) has shared voting and dispositive power with respect to 3,000,000 shares of our common stock. In addition, the filing reports that Peninsula shares this voting power with Peninsula Investment Partners, L.P.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of the three directors named below. It operates pursuant to a written charter adopted by our Board of Directors which can be viewed in the “Investors/Corporate Governance” section of the Company’s Web site at www.valassis.com.

The role of the Audit Committee is to assist our Board of Directors in its oversight of the Company’s financial reporting process. Our Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the NYSE and the rules and regulations promulgated by the SEC. As set forth in the Audit Committee Charter, the management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has considered and discussed with management and the Company’s independent auditors, Deloitte & Touche LLP, the audited financial statements for the year ended December 31, 2008 and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90. Finally, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP that firm’s independence. The Audit Committee also considered whether Deloitte & Touche LLP’s non-audit services, including tax consulting and benefit plan services are compatible with maintaining Deloitte & Touche LLP’s independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the reviews and discussions referred to above, in reliance on management and the independent registered accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Wallace S. Snyder, Chairman

Kenneth V. Darish

Ambassador Faith Whittlesey

APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM

(PROPOSAL 2)

Introduction

Our Board of Directors has determined that, subject to the approval of our stockholders, it would be in the best interests of our stockholders and our Company to implement a one-time stock option exchange program, as described below in detail, (the “Option Exchange Program”). The Option Exchange Program would allow us to cancel significantly out-of-the-money stock options held by our current employees in exchange for the issuance of new stock options covering fewer shares with an exercise price equal to the fair market value of our common stock on the grant date and new vesting requirements, based on the exchange ratios described below. Our Board of Directors believes that implementing the Option Exchange Program is critical to our future success due to the need to retain and motivate employees who operate our business and whose energy and dedication will be needed to generate future growth in revenues and earnings, thereby creating stockholder value. Our Board of Directors believes that the Option Exchange Program will also further enhance stockholder value by substantially reducing the total number of shares subject to currently outstanding stock options, thereby reducing present overhang.

Summary of Material Terms of the Option Exchange Program

Our Board of Directors has authorized, subject to stockholder approval, a stock option exchange pursuant to which our eligible employees will have the opportunity to exchange outstanding vested and unvested stock options that are underwater (meaning the exercise prices of the options exceed our current stock price) for stock options covering fewer shares to be granted under our 2008 Omnibus Incentive Compensation Plan (the “Plan”) at the time the Option Exchange Program is implemented.

Eligibility. The Option Exchange Program will be open to eligible employees, including executive officers of Valassis Communications, Inc. and our domestic subsidiaries (although any replacement options granted to approximately 14 members of senior management, including all of our named executive officers, will be subject to an additional performance condition described below). The Option Exchange Program will not be made available to our non-employee directors or our non-U.S. employees. Stock options eligible for the Option Exchange Program will be those having an exercise price per share greater than $7.50 (the “eligible stock options”). As of February 27, 2009, there were eligible stock options subject to exchange covering approximately 7.9 million shares of our common stock.

Terms of New Stock Options. The number of shares subject to a replacement stock option will depend on the exercise price of the surrendered stock option, as shown in the table below under “Terms of the Option Exchange Program.” The new stock options will have an exercise price equal to the fair market value of our common stock on the grant date of the new stock options. We do not know what the exercise price of those stock options will be because such price will be the closing price of our common stock on the NYSE on the closing date of the exchange offer we implement to effectuate the Option Exchange Program, which will be the grant date. The surrendered stock options will be subject to a new vesting schedule starting on the grant date of the new stock options as follows: (a) any eligible stock options that have fully vested will be subject to a new one-year vesting schedule, and (b) any eligible stock options that have not vested will be subject to a new vesting schedule of two years. In addition to this one- or two-year service-based vesting requirement, for certain members of senior management, including all of our named executive officers, the new stock options will not be exercisable until the closing price of our common stock on the NYSE equals or exceeds 300% of the closing price of our common stock on the NYSE on the grant date of such option; in other words, otherwise vested stock options that do not become exercisable prior to their expiration date due to the failure to achieve this performance condition shall terminate unexercised. For example, if the closing price of our common stock on the NYSE on the grant date is $1.50, the stock price appreciation performance condition shall not be deemed satisfied until the closing price of our common stock on the NYSE equals or exceeds $4.50. Notwithstanding the foregoing, the stock price appreciation performance condition to exercisability of the new stock options shall be deemed satisfied prior to the achievement of the 300% stock price appreciation upon the occurrence of an event which would have triggered acceleration under the surrendered stock options. As such, these events effectively accelerate the exercisability of the stock options granted to such members of senior management if the stock price appreciation target has yet to have been met at that time. Service-based vesting of the new stock options will be accelerated in full under each of the foregoing circumstances as described below under “Terms of the Option Exchange Program – Vesting of New Stock Options.” This new stock price appreciation target will replace the price per share targets of any surrendered outstanding performance-based options.

Because the new stock options granted to holders in the Option Exchange Program likely will have a higher aggregate fair value, based upon the Black-Scholes option valuation methodology, than the aggregate fair value of the surrendered stock options, we expect that we will recognize compensation expense under FAS 123R (as defined below) over the applicable vesting period of the new stock options. The amount of this compensation expense will be determinable only at the time new stock options are issued and their grant price is known, but we currently expect the expense to be approximately $700,000. The new stock options will have a term of six years from the grant date, which represents the weighted average remaining term of the eligible stock options, subject to earlier expiration in connection with termination of employment.

Stockholder Approval. Stockholder approval of the Option Exchange Program is required pursuant to NYSE rules and the terms of certain of our existing equity incentive plans. Approval of the Option Exchange Program by our stockholders shall be deemed to be an amendment to the applicable existing equity incentive plans. If we obtain an affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of the voting power of the total outstanding shares of stock, our Compensation/Stock Option Committee intends to commence the Option Exchange Program as soon as reasonably practicable following the annual meeting. However, whether or not to commence the Option Exchange Program and its timing would remain in the discretion of the Compensation/Stock Option Committee of our Board of Directors.

Reasons for the Option Exchange Program

We believe that stock options are a critical tool to align employees’ interests with those of our stockholders. We have historically granted stock options to a significant portion of our employees to incentivize, reward and motivate employees’ performance and to encourage them to continue their employment with us. We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business and satisfy client needs. Competition for these types of employees is intense, and many companies use equity incentives (including stock options) as a means of attracting, motivating and retaining their best employees. While employees’ compensation packages include a number of different components, we believe equity compensation is one of the main components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing our stock price. Much of our current business strategy involves multi-year initiatives designed to expand our markets and grow revenue. To execute our strategy we believe it is imperative that we retain our employees.

The sharp decline in the market price of our common stock since mid-2007 has left virtually all of the outstanding stock options held by our employees largely valueless since the exercise price of those outstanding awards far exceeds the present market price of our common stock. The eligible stock options have a weighted average exercise price more than 17 times the present market value of our common stock and a weighted average remaining term of six years. As of February 27, 2009, approximately 77% of our outstanding stock options have exercise prices that are greater than $7.50. In addition, more than 80% of our employees that hold stock options hold some stock options that have exercise prices that are greater than $20.00. This means that a significant number of our stock options fail to provide the incentive and retention benefits they were designed to provide, as they are perceived to have little or no value to a majority of our employees.

We believe the Option Exchange Program will address these incentive and retention issues because we expect the new stock options to be granted in the Option Exchange Program, in view of their one-year or two-year vesting schedule, as applicable, and potential for future appreciation in value, will serve as a powerful inducement to our employees to continue their employment with us and to provide dedicated service to our Company to help us to achieve our growth objectives. We believe this is particularly true of our newest employees in our Valassis Direct Mail, Inc. (formerly known as ADVO) subsidiary who joined us in 2007 and received stock options at market prices above the current market price of our stock. The additional stock price appreciation target applicable to certain members of senior management, including our named executive officers, further induces the covered employees to help us achieve our growth objectives and increase our stock price. The Option Exchange Program is designed to restore the incentive value of our equity award program by providing employees with an opportunity to exchange deeply underwater stock options for new stock options covering fewer shares, but with an exercise price based on the current, dramatically lower market price, and requiring another year or two years, depending on whether the options are currently vested, of future service in order to fully vest. In effect, the Option Exchange Program will enable us to realign the exercise prices of previously granted awards with the current value of our common stock, so that outstanding equity awards once again become important tools to help motivate and retain our existing employees by maintaining the competitiveness of our compensation program. At the same time, the Option Exchange Program will substantially reduce the aggregate number of shares reserved for outstanding stock options immediately following the grant of new stock options, thereby reducing present overhang, and shares subject to surrendered stock options will again become available for future grants, which should obviate the need to seek stockholder approval for additional shares under the Plan for several more years.

Additionally, the Option Exchange Program will allow us to recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will continue to be obligated to recognize $12.8 million, as of December 31, 2008, in compensation expense related to these underwater stock options, even if these stock options are never exercised because the majority remain underwater. We believe it is not an efficient use of our resources to recognize compensation expense on stock options that are not perceived by our employees as providing value. By replacing stock options that have little or no retention or incentive value with stock options that will provide both retention and incentive value while not creating substantial compensation expense, we will be making efficient use of our resources.

Our Board of Directors retained an independent compensation consultant, Radford – an Aon Consulting Company, to assist it in evaluating available alternatives for determining how best to incentivize and retain key employees with significantly out-of-the-money stock options throughout our Company. In deciding to approve the proposed Option Exchange Program, our Board of Directors considered a number of alternatives to incentivize and retain employees, including:

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Additional grants of stock options and/or restricted stock. Our Board of Directors decided not to grant additional stock options or shares of restricted stock (other than in connection with annual grant practices or pursuant to employment agreements) to incentivize and retain key employees with significantly out-of-the-money stock options as it was concerned about increasing the amount of potential dilution from issuing incremental equity awards and substantially increasing our overhang.

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Allow the existing stock options to remain outstanding. Because so many of the stock options held by employees are significantly out-of-the-money, our Board of Directors believed that employees holding stock options that are significantly out-of-the-money would not have the same incentives as employees holding stock options that were granted more recently with lower exercise prices. Further, our Board of Directors believed that it could be difficult to retain employees with stock options that are significantly out-of-the-money and the failure to retain these employees could negatively impact our business.

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Increased cash compensation. To properly incentivize employees with out-of-the-money stock options, our Board of Directors considered increasing base salary and target bonus compensation for certain of our employees. However, significant increases in cash compensation would substantially increase our operating expenses and reduce our cash flow from operations, which would adversely affect our business and operating results. In addition, our Board of Directors believes that cash compensation alternatives do not provide as strong a focus on long-term employee retention and the execution of long-term business strategies as equity compensation. Approval of the Option Exchange Program will enable us to leverage eligible stock options covering approximately 7.9 million shares for the purposes for which they were originally intended. Finally, cash compensation alternatives would not reduce our current overhang.

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Stock option exchange. Our Board of Directors believes that granting new stock options to employees with significantly out-of-the-money stock options would provide renewed incentives and motivation for our workforce broadly across the organization, while providing a strong retention element with the new vesting period for the options. The additional stock price appreciation target applicable to certain members of senior management, including our named executive officers, provides further motivation to the covered employees to increase stockholder value.

Terms of the Option Exchange Program

Compensation/Stock Option Committee Sets Option Exchange Program Terms. If stockholders approve the Option Exchange Program, our Compensation/Stock Option Committee will determine whether or not and when to implement the Option Exchange Program and the final terms of the Option Exchange Program. Upon the commencement of the Option Exchange Program, eligible employees holding eligible stock options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the Option Exchange Program. Employees will be given at least 20 business days to elect to surrender their eligible stock options in exchange for new stock options. At or before the commencement of the Option Exchange Program, we will file the Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. For those eligible employees who accept the offer, their eligible stock options will be cancelled upon expiration of the offer period and new stock options will be granted and option documents distributed promptly thereafter. Our Compensation/Stock Option Committee will retain the authority, in its discretion, to suspend, modify or terminate the Option Exchange Program at any time for any reason prior to the closing date, except that a modification that would materially increase our cost of the Option Exchange Program, broaden eligibility or otherwise materially adversely impact dilution to stockholders, or that otherwise would require stockholder approval under applicable rules of the NYSE, will be subject to the further approval of our stockholders. Participation in the Option Exchange Program will be voluntary, and eligible employees will be able to receive new stock options if they decide to tender their old stock options for exchange.

We currently expect that, if our stockholders approve this proposal, our Compensation/Stock Option Committee will establish the final terms of the Option Exchange Program and commence the Option Exchange Program as soon as reasonably practicable following the annual meeting. However, whether or not to commence the Option Exchange Program and its timing would remain in the discretion of our Compensation/Stock Option Committee. Stockholder approval of this proposal would authorize our Compensation/Stock Option Committee to commence the Option Exchange Program at any time before the 2010 annual meeting of stockholders. If the Option Exchange Program is not commenced by that time, further stockholder approval would be required in order to pursue an Option Exchange Program thereafter.

We currently expect to effectuate the Option Exchange Program through a single exchange offer, although we may elect to effectuate the Option Exchange Program through more than one exchange offer so long as all such exchange offers commence before the 2010 annual meeting of stockholders. In no event would we make more than one exchange offer with respect to any tranche of outstanding stock options.

Eligible Stock Options. Options eligible for the Option Exchange Program will be those having an exercise price per share greater than $7.50. Other outstanding stock awards, including restricted stock, are not eligible for the Option Exchange Program. The eligible stock options have a weighted average exercise price more than 17 times the present market value of our common stock and a weighted average remaining term of six years. As of February 27, 2009, we had a total of 10,803,615 shares reserved for outstanding stock options. If the Option Exchange Program were implemented (and our Compensation/Stock Option Committee did not exclude any otherwise eligible tranches of existing awards), outstanding stock options covering approximately 7.9 million shares of our common stock, or 73% of the shares subject to total outstanding stock options, would be eligible for participation in the Option Exchange Program. The exercise prices of these eligible outstanding stock options range from $7.88 to $45.50. Eligible stock options ultimately will be determined at the time that our Compensation/Stock Option Committee approves the terms of the Option Exchange Program.

Eligible Employees. All current employees of Valassis Communications, Inc. and our domestic subsidiaries, including our executive officers, who hold eligible stock options will be eligible to participate in the Option Exchange Program. The Option Exchange Program will not be made available to our non-employee directors or our non-U.S. employees. In addition, to be eligible, an employee must be employed by us or one of our domestic subsidiaries both at the time the Option Exchange Program commences and on the date the surrendered stock options are cancelled and new stock options are granted to replace them. Any eligible employee holding eligible stock options who elects to participate but whose employment terminates for any reason prior to the grant of the new stock options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the Option Exchange Program and will instead retain his or her eligible stock options subject to their existing terms. As of February 27, 2009, we had approximately 1,250 employees who held eligible stock options.

Participation by Executive Officers

Our Board of Directors believes it is in our and our stockholders best interests to permit executive officers to participate because the new stock options granted in the Option Exchange Program will likely provide much stronger incentives than the existing stock options to remain in our service during these challenging economic times and to take actions that drive revenue growth, profitability and our other business objectives, and thereby create stockholder value. Additionally, our executive officers may be subject to competing offers of employment with new attractive long-term incentive opportunities while our grants are underwater without any material retention or incentive value. The Option Exchange Program will require an additional year of service for any stock options that have already vested and an additional two years of service for any unvested stock options, thereby providing an opportunity to participate in future stockholder value creation through appreciation in our stock price.

Performance Conditions for Senior Management

That said, our Board of Directors also believes it is in the equitable and in our and our stockholders’ best interests to condition the exercisability of the new stock options granted to certain members of senior management, including all of our named executive officers, upon the achievement of a stock price appreciation target. Therefore, in addition to the one or two-year service-based vesting requirement, for approximately 14 members of senior management, including all of our named executive officers, the new stock options will not be exercisable until the closing price of our common stock on the NYSE equals or exceeds 300% of the closing price of our common stock on the NYSE on the grant date of such option; in other words, otherwise vested options that do not become exercisable prior to their expiration date due to the failure to achieve this performance condition shall terminate unexercised. The stock price appreciation performance condition to exercisability of the new stock options shall be deemed satisfied prior to the achievement of the 300% stock price appreciation upon the occurrence of an event which would have triggered acceleration under the surrendered stock options. As such, these events effectively accelerate the exercisability of the options granted to such members of senior management if the stock price appreciation target has yet to have been met at that time. Service-based vesting of the new stock options will be accelerated in full under each of the foregoing circumstances as described below under “– Vesting of New Stock Options.” This new stock price appreciation target will replace the price per share targets of any surrendered outstanding performance-based options.

Exchange Ratios. The Option Exchange Program is not a one-for-one exchange. Eligible employees surrendering eligible stock options will receive new stock options covering fewer shares than are subject to the exchanged options.

Our Compensation/Stock Option Committee will set the ratio of the number of shares underlying new stock options to be granted in exchange for the surrender of specific tranches (as defined below) of outstanding stock options, or the exchange ratios, for each tranche of stock options at the time our Compensation/Stock Option Committee approves the Option Exchange Program. Our Compensation/Stock Option Committee reviewed illustrative terms for the Option Exchange Program in developing this proposal with separate exchange ratios for each outstanding group of options with a different exercise price (each a separate “tranche”). In determining the ratios, our Compensation/Stock Option Committee tried to find the right balance between its goals of limiting any compensation expense to be taken with respect to the new stock options, of keeping our outstanding option overhang at approximately 10% immediately following the Option Exchange Program and the likelihood that employees would participate in the Option Exchange Program. Based on this modeling, our Compensation/Stock Option Committee and our Board of Directors authorized this proposal with a maximum exchange ratio of 1:2, or one share underlying each new stock option for every two shares underlying outstanding stock options. In modeling the Option Exchange Program at this maximum level, exchange ratios for the three tranches ranged from a high of 1:2 and a low of 1:6, as illustrated in the chart below, and we expect that we will recognize compensation expense for each of the three tranches in the following amounts: $230,000, $66,000 and $407,000. When our Compensation/Stock Option Committee approves the final terms of the Option Exchange Program, a separate exchange ratio will be set for each separate tranche of outstanding options by our Compensation/Stock Option Committee, taking into account such factors as the Black-Scholes value of the surrendered stock options and the new stock options to be granted in the Option Exchange Program, as well as the exercise price and remaining life of each such tranche, and such other considerations as our Compensation/Stock Option Committee deems advisable to ensure that the Option Exchange Program accomplishes its intended objectives.

Once our Compensation/Stock Option Committee has set the exchange ratios under the Option Exchange Program, changes in the market price of our common stock, as well as interest rates and the market volatility of our stock price, between the commencement date of the Option Exchange Program, at which time the exchange ratios will be set, and the closing date of the Option Exchange Program, at which date the exercise price of the new stock options will be set, could affect the ratio of the fair value of surrendered stock options to the fair value of the corresponding new stock options (based upon Black-Scholes value).

Accounting Consequences. Under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, or FAS 123R, the grant of new stock options with a fair value in excess of the aggregate fair value of the surrendered stock options would result in additional compensation expense to us. The amount of this expense, if any, will be determinable only at the time new stock options are granted at the closing date of the Option Exchange Program. If the Option Exchange Program had been consummated, assuming a full exchange of all eligible stock options at the exchange ratios currently anticipated by our Compensation/Stock Option Committee (a weighted average exchange of 4.6 shares underlying outstanding stock options for each share underlying each new stock option), and assuming that the fair market value of our common stock was $1.33 per share, approximately $700,000 of additional compensation expense would be recognized over the one or two-year service period, or derived service period for options subject to stock price appreciation, of the new stock options (subject to any accelerated vesting of the new stock options). The compensation expense related to surrendered outstanding options will continue to be recognized over the original service period of those options, but will not be accelerated by the Option Exchange Program.

For purposes of estimating the expected FAS 123R compensation expense for new stock options granted in the Option Exchange Program, the estimated fair values of stock options to be granted in the Option Exchange Program were compared to the estimated fair values of the existing outstanding stock options to be surrendered in the Option Exchange Program immediately prior to the anticipated exchange, with any incremental fair value representing additional compensation expense to be recognized over the one or two-year vesting period, or derived service period for options subject to stock price appreciation, as applicable, of the new stock options. The following assumptions were used to determine these fair values:

For outstanding stock options to be surrendered in the Option Exchange Program — Exercise price equal to each grant’s original exercise price, fair market value of $1.33 per share, expected holding period equal to remaining life of the original grants, expected volatility of 59.73% based on the historical volatility of our common stock over a time period commensurate with an expected life of six years, and risk-free interest rate ranging from .03% to 2.56% depending upon the expected holding period.

For new stock options to be granted in the Option Exchange Program — Fair market value and exercise price of $1.33 per share, expected holding period of three and a half to four years, or a derived service period for options subject to stock price appreciation based on Monte Carlo simulation, expected volatility of 59.73%, and risk-free interest rate of .03% to 1.78% depending on the new estimated holding period.

The dilutive impact of the new stock options in calculating fully diluted earnings per share, or EPS, will vary from the dilutive impact of the surrendered stock options. Given the dramatically lower exercise price of the new stock options, it is very likely that the new stock options will result in dilution to EPS at times when the surrendered stock options would not have resulted in EPS dilution since they would have remained out-of-the money.

Illustration of Option Exchange Program. The following table shows how the Option Exchange Program would be implemented assuming that our Compensation/Stock Option Committee had authorized the Option Exchange Program to the fullest extent that would be permitted upon stockholder approval of this proposal at the exchange ratios currently anticipated by our Compensation/Stock Option Committee (a weighted average exchange of 4.6 shares underlying outstanding stock options for each share underlying new stock options), and assuming that the fair market value of our common stock was $1.33 per share.

Illustration of Exchange Program (000s)

Outstanding Stock Options

Range of Exercise Prices	No. of Eligible Stock Options	Percent Exercisable	Weighted Average Remaining Contractual Life (In Years)	Exchange Ratio (New Option Shares to Surrendered Option Shares)	New Stock Options
					Estimated Number Granted	Exercise Price

Executive Officers as a Group

$ 7.50 - $11.99	745,000	0.0%	5.8	1 to 2	372,500	$1.33
$12.00 - $19.99	755,000	6.4%	5.8	1 to 4	188,750	$1.33
$20.00 and up	2,073,626	88.7%	2.3	1 to 6	345,604	$1.33

Non-Employee Directors as a Group

$ 7.50 - $11.99	N/A	N/A	N/A	N/A	N/A	N/A
$12.00 - $19.99	N/A	N/A	N/A	N/A	N/A	N/A
$20.00 and up	N/A	N/A	N/A	N/A	N/A	N/A

Non-Executives as a Group
$ 7.50 - $11.99	1,551,975	14.0%	8.3	1 to 2	775,988	$1.33
$12.00 - $19.99	340,650	31.5%	7.9	1 to 4	85,163	$1.33
$20.00 and up	2,447,214	96.8%	4.2	1 to 6	407,869	$1.33

Total
$ 7.50 and up	7,913,465	57.9%	[ ]		2,175,873	$1.33

As illustrated by the above table, we expect that high rates of participation in the Option Exchange Program would substantially reduce the number of shares subject to outstanding stock options. If the Option Exchange Program were implemented as illustrated, and assuming maximum participation by employees, the effect of the Option Exchange Program would be to reduce (a) the number of shares underlying stock options by approximately 5.7 million shares, a 53% reduction, and (b) the number of shares underlying outstanding stock options as a percentage of our outstanding common stock from 22.5% to 10.5%, calculated as of February 27, 2009. To the extent that the shares underlying the surrendered stock options would exceed the shares subject to new stock options, as is certain to be the case, such excess shares would be available for future awards under the Plan. Based on the assumptions used in the illustration above, the number of shares available for future grants under the Plan would increase from 3.8 million to 9.5 million, an increase from 7.9% to 19.9% of the outstanding common stock. Accordingly, overhang and future dilution may not be significantly reduced by the Option Exchange Program, although, if approved by stockholders, the Option Exchange Program should obviate the need to seek stockholder approval for additional shares under our Plan for several more years. These calculations of percentages of the outstanding class are based on actual shares outstanding (without adding to the outstanding figure those shares issuable upon exercise of outstanding stock options) as of February 27, 2009.

The exchange ratios may differ from those shown in the table above because our Compensation/Stock Option Committee will take into account in setting the exchange ratios the fair value of the outstanding stock options and of the new stock options as of the time that our Compensation/Stock Option Committee approves the Option Exchange Program, which fair values are subject to change based upon, among other things, the volatility of our stock price between now and that time. The ratios could also vary from those shown above since our Compensation/Stock Option Committee will also take into account such other considerations it deems advisable to ensure that the Option Exchange Program accomplishes its intended objectives. Therefore, the actual results of the Option Exchange Program in terms of reducing the number of shares subject to outstanding stock options and increasing the number of shares available for future grants under the Plan may differ from those illustrated in the table above. The table above illustrates the effects of maximum participation, based on the assumed exchange ratios shown above.

New Stock Options Granted Under the Plan; Relation to Other Plans. All new stock options granted in the Option Exchange Program will be granted under the Plan. Shares related to surrendered stock options will be deemed to be cancelled under the Plan and will become available for future grant under and in accordance with the Plan. These newly available shares will be utilized both for the new stock options to be granted in the Option Exchange Program and for other future awards under the Plan. At February 27, 2009, 10.8 million shares were subject to outstanding options granted to employees and non-employee directors under the Plan and our predecessor plans. If the Option Exchange Program was implemented (and our Compensation/Stock Option Committee did not exclude any otherwise eligible tranches of existing stock options), outstanding stock options covering approximately 7.9 million shares of our common stock, or 73% of the shares subject to total outstanding stock options, would be eligible for participation in the Option Exchange Program.

Description of New Stock Options. The new stock options to be issued under the Option Exchange Program are rights to purchase shares of common stock with an exercise price equal to the fair market value of our common stock on the grant date. The grant date will be the closing date of the exchange offer we implement to effectuate the Option Exchange Program as specified in the tender offer documents. New stock options issued in the Option Exchange Program will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment with us or any of our subsidiaries, in accordance with the terms set forth below. The stock options will have a maximum term of six years from the new grant date, which represents the weighted average remaining term of the eligible stock options, subject to earlier expiration in connection with termination of employment.

Vesting of New Stock Options. Of the 7.9 million eligible stock options, 4.5 million are vested and 3.4 million are unvested as of February 27, 2009. The new stock options received in exchange for eligible stock options will be subject to a new vesting schedule as follows: (a) any eligible stock options that have fully vested will be subject to a new one-year vesting schedule, and (b) any eligible stock options that have not vested will be subject to a new vesting schedule of two years. Events which trigger acceleration of the new stock options shall be comparable to the events which trigger acceleration of the surrendered stock options. If the employee terminates his or her service before all of the new stock options have vested, the employee will generally forfeit any stock options that remain unvested at that time.

Other Terms and Conditions of New Stock Options. If the Option Exchange Program is approved and implemented, employees will be given at least 20 business days to decide whether to surrender eligible stock options in exchange for new unvested stock options covering fewer shares. The eligible stock options tendered for cancellation under the Option Exchange Program will be cancelled on the specified closing date, unless we elect, in our sole discretion, not to accept any or all of such tendered stock options. The grant date for the new stock options would be the closing date of the exchange offer we implement to effectuate the Option Exchange Program. If an employee surrenders any outstanding stock options from a particular grant, all outstanding stock options under that grant must be surrendered. Our Compensation/Stock Option Committee may determine to require an employee to tender all eligible stock options in the Option Exchange Program as a condition of participation.

Participation in the Option Exchange Program will be voluntary on the part of employees, and we will not make any recommendation to employees as to whether or not they should participate. Any employee who chooses not to participate with respect to any tranche of outstanding stock options would continue to hold his or her outstanding stock options in that tranche subject to the existing terms and conditions of those awards.

The other terms and conditions of the new options will be set forth in an option agreement to be entered into as of the new option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible stock options. All new options will be non-qualified stock options granted under the Plan, regardless of the tax status of the eligible stock options tendered for exchange.

If you are an employee stockholder of Valassis, a vote in favor of this proposal does not constitute an election to participate in the Option Exchange Program.

Potential Modification of Terms to Comply with Government Regulations. The terms of the Option Exchange Program will be described in an Offer to Exchange that will be filed with the SEC and distributed to eligible employees. It is possible that the SEC will require modification of the terms of the Option Exchange Program, in which case we will make such required modifications. In any case, we reserve the right, in our sole and absolute discretion, to suspend, modify or terminate the Option Exchange Program at any time for any reason prior to the closing date, except that a modification that would materially increase our cost of the Option Exchange Program, broaden eligibility or otherwise materially adversely impact dilution to stockholders, or that otherwise would require stockholder approval under applicable rules of the NYSE, will be subject to the further approval of our stockholders. Changes in the terms of the Option Exchange Program may also be required for tax or accounting purposes.

Effect on Stockholders

We are not able to predict the impact the Option Exchange Program will have on our stockholders because we are unable to predict how many or which eligible employees will exchange their eligible stock options. Stock options held by eligible employees with an exercise price greater than $7.50 would be eligible for exchange, representing options exercisable for an aggregate of approximately 7.9 million shares (or 73% of shares underlying our outstanding stock options) would be eligible for exchange.

Assuming that all of these eligible stock options are surrendered for cancellation and exchanged for new stock options, based on the exchange ratios detailed above, we estimate our option overhang (calculated as shares underlying outstanding stock options as a percentage of shares of common stock outstanding as of February 27, 2009) would decrease from approximately 22.5% to 10.5%. The actual reduction in our overhang that could result from the Option Exchange Program may differ materially and is dependent on a number of factors, including the number of employees who participation in the Option Exchange Program. We intend to return the shares subject to the stock options that are cancelled in the Option Exchange Program to the Plan.

U.S. Federal Income Tax Consequences

We believe that under current law the following Federal income tax consequences generally would arise with respect to the Option Exchange Program. The following provides only a general description of the application of Federal income tax laws to the Option Exchange Program. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to employees considering participation in the Option Exchange Program, as the consequences may vary with the identity of the participants and the method of settlement. The summary does not address in any detail the effects of other Federal taxes (including possible “Golden parachute” excise taxes) upon the new stock options or taxes imposed under state, local or foreign tax laws in connection with the Option Exchange Program or the new stock options. All holders of eligible stock options are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange Program under all applicable laws prior to participating in the program.

The exchange of eligible stock options for new stock options should be treated as a non-taxable exchange, so that no income should be recognized for U.S. Federal income tax purposes by us or by the participating employee upon the grant of the new options. A disposition of shares acquired upon exercise of a stock option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the amount that the participant recognized as ordinary income in connection with the stock option’s exercise. We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of a stock option, but no tax deduction relating to a participant’s capital gains.

If any outstanding stock option surrendered in the Option Exchange Program were an incentive stock option, the new stock option, as a non-qualified award, would not preserve the potential tax advantages of the incentive stock option.

New Plan Benefits

The benefits that will be received by or allocated to eligible employees under the Option Exchange Program are not currently determinable because the exchange ratios have not been definitively established. If stockholders decline to approve the Option Exchange Program, the Option Exchange program will not be effectuated. In any event, the Plan, as previously approved by stockholders will remain in effect.

Management (but not the non-employee directors) has an interest in this proposal 2 because they are eligible participants in the Option Exchange Program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE OPTION EXCHANGE PROGRAM.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 3)

The Audit Committee of our Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as our auditors for the 2009 fiscal year, subject to the ratification of such appointment by the stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since the year ended December 31, 1997.

If the appointment of Deloitte & Touche LLP for the 2009 fiscal year is not ratified by the stockholders, the Audit Committee of our Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the next annual meeting of stockholders will be subject to the approval of stockholders at that meeting. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she so desire. The representative will also be available to respond to appropriate questions from stockholders during the meeting.

Ratification of the selection of Deloitte & Touche LLP as independent public accountants will require the affirmative vote of the holders of a majority of the votes cast, meaning the votes cast “for” must exceed the votes cast “against.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE 2009 FISCAL YEAR.

Independent Auditors Fees

Deloitte & Touche LLP Fees

The following table sets forth approximate aggregate fees billed to us for fiscal years ending December 31, 2007 and December 31, 2008 by Deloitte & Touche LLP:

	2007 ($)	2008 ($)
Audit Fees(1)	1,330,693	1,332,001
Audit-Related Fees(2)	217,201	—
Tax Fees(3)	425,802	339,978
All Other Fees(4)	21,219	10,412

Total	1,994,915	1,682,391

(1)

Audit fees consisted of: audit work performed in the preparation of our financial statements included in our Form 10-K and a review of our financial statements included in our Form 10-Qs; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted principally of services with respect to merger and acquisition due diligence and audit services and other attestation services.
(3)	Tax fees consisted of fees for tax services such as tax compliance, tax planning and tax advice.
(4)

All Other Fees consists of work performed by Deloitte & Touche LLP that is not within the above categories, including consulting services provided in connection with the reorganization of certain of our foreign operations and fees related to the implementation of our 2008 Omnibus Incentive Compensation Plan.

Our Audit Committee Charter provides that all audit and non-audit services to be performed by our independent public auditors must be approved in advance by the Audit Committee. As permitted by the Exchange Act, the Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All such approvals are presented to the Audit Committee at its next scheduled meeting.

As permitted by the Exchange Act, our Audit Committee Charter permits the waiver of the pre-approval requirements for services other than audit services if certain conditions are met. All audit-related services, tax services and other services were pre-approved by the Audit Committee which considered that the provision of such services was compatible with maintaining the independence of Deloitte & Touche LLP in the conduct of its auditing functions.

APPROVAL OF ANY ADJOURNMENT OF ANNUAL MEETING

(PROPOSAL 4)

Our stockholders may be asked to consider and act upon one or more adjournments of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of proposals one through three.

If a quorum is not present at the annual meeting, our stockholders may be asked to vote on the proposal to adjourn the annual meeting to solicit additional proxies. If a quorum is present at the annual meeting, but there are not sufficient votes at the time of the annual meeting to approve one or more of the proposals, our stockholders may also be asked to vote on the proposal to approve the adjournment of the annual meeting to permit further solicitation of proxies in favor of the other proposals.

If the adjournment proposal is submitted for a vote at the annual meeting, and if our stockholders vote to approve the adjournment proposal, the meeting will be adjourned to enable our Board of Directors to solicit additional proxies in favor of one or more proposals. If the adjournment proposal is approved, and the annual meeting is adjourned, our Board of Directors will use the additional time to solicit additional proxies in favor of any of the proposals to be presented at the annual meeting, including the solicitation of proxies from stockholders that have previously voted against the relevant proposal. Among other things, approval of the adjournment proposal could mean that, even though we may have received proxies representing a sufficient number of votes against a proposal to defeat it, our management could present the adjournment proposal for a vote of our stockholders and thereby cause the annual meeting to be adjourned without a vote on the proposal and seek during that period to convince the holders of those shares to change their votes to vote in favor of the proposal.

Our Board of Directors believes that, if the number of shares of our common stock voting in favor of any of the proposals presented at the annual meeting is insufficient to approve a proposal, it is in the best interests of our stockholders to enable our Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal.

Any proposal to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals requires the affirmative vote of the holders of a majority of the votes cast, meaning the votes cast “for” must exceed the votes cast “against.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ANY ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF ANY OR ALL OF THE PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Policy on Related Person Transactions, we review all relationships and transactions in which our Company and our directors and executive officers, or their immediate family members, are participants to determine whether such persons have a direct or indirect material interest.

Our Ethics Officer is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all material related person transactions be presented to our Corporate Governance/Nominating Committee. As required under the SEC rules, transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in our proxy statement. In addition, our Corporate Governance/Nominating Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review, the Corporate Governance/Nominating Committee considers the nature of the related person’s interest in the transaction, the material terms of the transaction, including the amount of such transaction, the importance of the transaction to the related person, the importance of the transaction to our Company, the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts, whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally and any other matter that our Corporate Governance/Nominating Committee deems appropriate.

We do not have any related person transactions.

GENERAL

Other Matters

Our Board of Directors does not know of any matters that are to be presented at the annual meeting other than those stated in the notice of annual meeting and referred to in this proxy statement. If any other matters should properly come before the annual meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2008 which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is being mailed to stockholders together with this proxy statement.

Any stockholder can access our Corporate Governance Guidelines and Policy on Related Person Transactions and the Charters of the Audit Committee, Compensation/Stock Option Committee and Corporate Governance/Nominating Committee in the “Investors/Corporate Governance” section of our Web site at www.valassis.com. In addition, our Code of Business Conduct and Ethics can also be accessed in the “Investors/Corporate Governance” section of our Web site at www.valassis.com. We will disclose any future amendments to, or waivers from, certain provisions of our Code of Business Conduct and Ethics on our Web site following such amendment or waiver. Any stockholder may also obtain a print copy of these documents by writing to Todd Wiseley, General Counsel, Senior Vice President, Administration and Secretary, Valassis Communications, Inc., 19975 Victor Parkway, Livonia, MI 48152.

Our policy is that our directors must attend our annual meeting of stockholders absent exceptional circumstances. All of the members of our Board of Directors attended the 2008 annual meeting of Stockholders.

Stockholder Communications

Any stockholder or interested party wishing to communicate with any of our directors regarding us may write to the director in care of Todd Wiseley, General Counsel, Senior Vice President, Administration and Secretary, Valassis Communications, Inc., 19975 Victor Parkway, Livonia, MI 48152. The Corporate Secretary will forward any such communications to the directors in accordance with the stockholder communications policy approved by the independent directors.

Solicitation of Proxies

The cost of solicitation of proxies in the accompanying form will be borne by us, including expenses in connection with preparing and mailing this proxy statement. In addition to solicitation of proxies by mail, our directors, officers and employees (who will receive no additional compensation therefore) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. We have retained The Altman Group to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay The Altman Group a base fee of $7,000, plus out-of-pocket expenses, for proxy solicitation services. We have also agreed to indemnify The Altman Group against certain liabilities arising out of or in connection with its engagement.

Each holder of our common stock who does not expect to be present at the annual meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope or vote by telephone or on the Internet.

Stockholder Proposals

If any of our stockholders intends to present a proposal for consideration at the next annual meeting of stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by our Board of Directors with respect to such meeting pursuant to Rule 14a-8 under the Exchange Act, such proposal must be received in writing at our principal executive offices, 19975 Victor Parkway, Livonia, Michigan 48152, Attention: Todd Wiseley, General Counsel, Senior Vice President, Administration and Secretary not later than [            ], 2009. In addition, SEC rules permit management to vote proxies in its discretion if we: (i) receive notice of the proposal prior to the close of business on [            ], 2010, and advise stockholders in the 2010 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) do not receive notice of the proposal prior to the close of business on [            ], 2010.

By Order of the Board of Directors,

TODD WISELEY
Secretary

Exhibit A

Director Independence Criteria

Valassis Communications, Inc.

Guidelines for Determining Independence of Board Members

Under the New York Stock Exchange rules, our Board of Directors is required to determine whether or not each Director is independent. To find that a Director is independent, the Board of Directors must determine that the Director has no material relationship with us. To assist the Board in this analysis, the Board of Directors has adopted the following guidelines as to what constitutes a material relationship. These guidelines apply to a Director and to members of the Director’s immediate family. Each of the guidelines applies to conditions that exist now or within the preceding three years.

1.	Employment by the Company; Compensation.

A.	Employment as an Executive Officer.

B.	Receipt from the Company of $100,000 per year in direct compensation other than Director and Committee fees and pension or other forms of deferred compensation for prior service. Compensation received by an immediate family member for service as a non-executive employee need not be considered.

2.	Relationship with Internal or External Auditor. Affiliation with or employment by a current or former internal or external auditor. In the case of an immediate family member, employment means employment in a professional capacity.

3.	Interlocks. Employment as an executive officer of another company where any of our present executives serve on the other company’s compensation committee.

4.	Relationships with Vendors and Suppliers. Employment by a company that makes payment to or receives payment from us for property or services in an amount which in any single fiscal year exceeds the greater of $1,000,000 or 2% of our consolidated gross revenues.

5.	Relationship with Charitable Organizations. Service as an executive officer of any charitable organization, if contributions by us to the charitable organization exceed the greater of $1,000,000 or 2% of such charitable organization’s consolidated gross revenues in any fiscal year.

6.	Definitions.

A.	The term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law and anyone (other than domestic employees) sharing a person’s home.

B.	The term “affiliates” means any corporation or other entity that is controlled by or is under common control with another entity.

7.	General. The independence determination for a Director with a relationship not within the preceding guidelines shall be made after considering all relevant facts and circumstances, the overriding concern being independence from management. Any determination that a Director who has a material relationship with the Company under these guidelines is independent must be specifically explained in the proxy statement.

A-1

Exhibit B

Criteria for Considering Potential Nominees to the Board of Directors

Our Corporate Governance/Nominating Committee has adopted the following set of preferred characteristics for candidates for members to our Board of Directors: (i) demonstrated personal integrity and ethics in business, professional and personal life; (ii) commitment to serve the best interests of all of our stockholders; (iii) willingness to be an active participant in all Board of Directors and committee activities; (iv) contribution to the overall diversity of our Board of Directors; (v) collegial in outlook and the ability to advance constructive discussion of Board of Directors issues; and (vi) business, financial, professional, academic or public policy expertise which will contribute to the overall mix of skills and perspectives represented on our Board of Directors.

B-1

IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

Please fold and detach card at perforation before mailing.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors named below or their substitutes as designated by the Board of Directors and FOR proposals 2, 3 and 4. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the election of Directors named below and FOR proposals 2, 3 and 4.

1. The election of the nominees listed below as directors:

1. Joseph B. Anderson, Jr.

FOR

AGAINST

ABSTAIN

2. Patrick F. Brennan

FOR

AGAINST

ABSTAIN

3. Kenneth V. Darish

FOR

AGAINST

ABSTAIN

4. Dr. Walter H. Ku

FOR

AGAINST

ABSTAIN

5. Robert L. Recchia

FOR

AGAINST

ABSTAIN

6. Marcella A. Sampson

FOR

AGAINST

ABSTAIN

7. Alan F. Schultz

FOR

AGAINST

ABSTAIN

8. Wallace S. Snyder

FOR

AGAINST

ABSTAIN

9. Ambassador Faith Whittlesey

FOR

AGAINST

ABSTAIN

2. Proposal to approve the stock option exchange program.

FOR

AGAINST

ABSTAIN

3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.

FOR

AGAINST

ABSTAIN

4. Proposal to approve any adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the foregoing proposals if there are not sufficient votes for those proposals.

FOR

AGAINST

ABSTAIN

(CONTINUED ON REVERSE SIDE)

Valassis

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

V O T E B Y T E L E P H O N E

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone

Call Toll-Free using a Touch-Tone phone: 1-888-693-8683

Vote by Internet

Access the website and cast your vote: www.cesvote.com

Vote by Mail

Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

If voting by mail, Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

VALASSIS COMMUNICATIONS, INC.

Common Stock

Solicited on behalf of the Board of Directors for Annual Meeting, April 23, 2009

The undersigned hereby appoints Alan F. Schultz, Robert L. Recchia and Todd L. Wiseley and each of them, as attorneys and proxies, with full power of substitution and revocation, to vote and act for and in the name, place and stead of the undersigned as fully as the undersigned could vote and act if personally present at the annual meeting of stockholders of Valassis Communications, Inc. to be held at the Company’s headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on April 23, 2009, and at any adjournments or postponements thereof, as follows and in accordance with their discretion upon any other matter properly presented.

Date: , 2009

Signature(s) of stockholder(s)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY